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REINSURANCE GROUP OF AMERICA,
INCORPORATED

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2015 Proxy Statement

RGA®

Reinsurance Group of America, Incorporated®

NOTICE OF THE ANNUAL MEETING OF
THE SHAREHOLDERS OF
REINSURANCE GROUP OF AMERICA, INCORPORATED

Chesterfield, Missouri
April 10, 2015
To the Shareholders of Reinsurance Group of America, Incorporated:

The Annual Meeting of the Shareholders of Reinsurance Group of America, Incorporated (the "Company") will be held at the Company’s principal executive offices located at 16600 Swingley Ridge Road, Chesterfield, Missouri 63017 on May 20, 2015, commencing at 2:00 p.m., at which meeting only holders of record of the Company’s common stock at the close of business on March 16, 2015 will be entitled to vote, for the following purposes:

1.	To elect three directors for terms expiring in 2018;

2.	To vote to approve the compensation of the Company’s named executive officers on a non-binding, advisory basis;

3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditor for the fiscal year ending December 31, 2015; and

4.	To transact such other business as may properly come before the meeting.

REINSURANCE GROUP OF AMERICA, INCORPORATED

By
J. Cliff Eason Chairman of the Board

William L. Hutton Secretary

PROXY STATEMENT SUMMARY

These proxy materials are being provided to you because the Board of Directors is soliciting your proxy to vote your shares at the Company's 2015 Annual Shareholders’ Meeting. This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider and you should read the entire proxy statement carefully before voting. Page references are supplied to help you find additional information in this proxy statement. This proxy statement and the related proxy materials were first made available to shareholders and on the internet on April 10, 2015.

Annual Shareholders’ Meeting

Time: May 20, 2015, 2:00 p.m., Central time
Place: 16600 Swingley Ridge Road, Chesterfield, Missouri 63017
Record Date: Close of business on March 16, 2015

Voting Matters and Board Recommendations

	Proposal	Board Vote Recommendation	Page Reference
1.	Election of Directors	FOR ALL NOMINEES	4
2.	Advisory Vote to Approve Executive Compensation	FOR	50
3.	Ratification of the appointment of Deloitte & Touche as Independent Auditor for fiscal 2015	FOR	51

Board Nominees (page 4)

Name	Director Since	Independent	Election for Term Ending	Committee Memberships
Frederick Sievert	2010	Yes	2018	Compensation; Nominating & Governance
Stanley Tulin	2012	Yes	2018	Compensation; Finance, Investment and Risk Management
Greig Woodring	1993	No	2018	Finance, Investment and Risk Management

Our Board and Its Committees (page 17)

	Number of Members	Percent Independent	Number of Meetings in 2014
Full Board	10	90%	6
Audit	4	100%	8
Compensation	5	100%	6
Finance, Investment, Risk Management	5	80%	5
Nominating & Governance	5	100%	5

i

Governance Facts (page 14)

Size of Board	10
Number of Independent Directors	9
Audit and Compensation Committees Comprised Entirely of Independent Directors	Yes
Independent Presiding Director	Yes
Separate Chairman and CEO	Yes
Majority Voting for Directors in Uncontested Elections	Yes
Advisory Vote on Executive Compensation	Annual
Annual Board and Committee Self-Evaluations	Yes
Stock Ownership Guidelines for Directors and Executive Officers	Yes
Restrictions on Hedging and Pledging of Company Shares for Directors and Employees	Yes
Executive Incentive Recoupment (Clawback) Policy	Yes
Shareholder Rights Plan (Poison Pill)	No
2014 Business Highlights
Our operating results were strong in 2014.  Summarized below are some key highlights of our financial performance for 2014:

•	Our stock price increased 13% from December 31, 2013 through December 31, 2014.

•	Our net premiums increased $415.8 million, or 5%, compared to 2013.

•	Our net operating income for 2014 increased 78% to $638.0 million, for a total of $9.12 per diluted share.*

•	Our full year operating return on equity was 13% for 2014.*

•	Our book value per share, excluding AOCI, increased 12% in 2014.
For additional information on our 2014 financial performance, see our 2014 Annual Report on Form 10-K.
*See "Use of Non-GAAP Financial Metrics" on page 58 for reconciliations to GAAP figures.

2014 Executive Compensation Highlights (page 20)

Annual Bonus Plan (based only on overall Company financial performance)
Payout	194.6% of target
Metric	Actual Results	% of Target Payout
Operating Income Per Share* (50%)	$9.12/share	200.0%
Book Value Per Share (25%)	$78.03/share	178.5%
New Business Embedded Value (15%)	$695 million	200.0%
Annual Consolidated Revenue (10%)	$10.9 billion	200.0%
2012-2014 Performance Contingent Share Program
Payout	To be determined late April 2015
Metric	Actual Results	% of Target Payout
Three-Year Cumulative Revenue Growth Rate	8.2%	108.9%
Three-Year Operating Return on Equity*	10.5%	62.6%
Three-Year Relative Return on Equity	To be determined late April 2015	To be determined late April 2015
*See "Use of Non-GAAP Financial Metrics" on page 58 for reconciliations to GAAP figures.

ii

Five Elements of Executive Compensation (page 26)

	Element	Form	Key Features
1.	Base Salary	Cash	●	Intended to attract and retain top talent
			●	Generally positioned near the 50th percentile of our pay level peer group, but varies with individual skills, experience, responsibilities and performance
			●	Represents approximately 30.2% of named executive officer (NEO) target total compensation for 2014
2.	Annual Bonus Plan	Cash	●	Tied to one or more of the following factors: overall Company performance, performance of the participant’s division or business unit and/or individual performance
			●	Performance goals established at the beginning of each fiscal year
			●	Payouts range from 0% of target payout to 200% of target payout, depending on performance
			●	Intended to motivate annual performance with respect to key financial and other measures
			●	Represents approximately 26.6% of NEO target total compensation for 2014
3.	Performance Contingent Shares	Equity	●	Tied to cumulative revenue growth rate, ROE and relative ROE performance over a three-year period
			●	Performance goals established at the beginning of each 3-year cycle
			●	Payouts range from 0% of target payout to 200% of target payout, depending on performance
			●	Intended to motivate intermediate performance with respect to key financial measures and align our NEOs’ interests with those of our shareholders
			●	Represents approximately 30.5% of NEO target total compensation for 2014
4.	Stock Appreciation Rights	Equity	●	Fully vests on December 31 of the fourth year of grant (25% per year)
			●	Intended to motivate long-term performance, promote appropriate risk-taking, align our NEOs’ interests with shareholders’ interests and promote retention
			●	Represents approximately 12.7% of NEO target total compensation for 2014
5.	Retirement and Pension Benefits	Cash	●	Savings Plan with 401(k) (pre-tax) and Roth 401(k) (after-tax) plan components that provide Company matching contributions in compliance with IRS limitations
			●	Qualified pension plan that is a broad-based retirement plan that is intended to provide a source of income during retirement
			●	Nonqualified restoration savings and pension plans, that provides contributions without regard to IRS limitations
			●	Nonqualified savings plan in which deferrals are made on a pre-tax basis without regard to qualified plan limitations

iii

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING

The Board of Directors of Reinsurance Group of America, Incorporated (the "Company") is making this proxy solicitation in connection with the Company’s 2015 Annual Meeting of Shareholders to be held at 2:00 p.m. on May 20, 2015, and all adjournments and postponements thereof. The Company is first making available this Proxy Statement and the Company's Annual Report to Shareholders for the fiscal year ended December 31, 2014 on or about April 10, 2015. The solicitation will primarily be by internet and mail and the expense thereof will be paid by the Company. In addition, proxies may be solicited by directors, officers, or employees of the Company in person, or by telephone, facsimile transmission or other electronic means of communication.
The close of business on March 16, 2015 has been fixed as the record date for the determination of the Company shareholders entitled to vote at the Annual Meeting. As of the record date, approximately 67,351,209 shares of common stock were outstanding and entitled to be voted at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Company’s Notice of Annual Meeting, 2015 Proxy Statement and 2014 Annual Report to
Shareholders are available on the Company’s website at www.rgare.com. Information on our website does not constitute part of this Proxy Statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

1. Who is entitled to vote and how many votes do I have?

If you are a holder of record of Company common stock at the close of business on March 16, 2015, you are eligible to vote at the 2015 Annual Meeting. For each matter presented for vote, you have one vote for each share you own.

2. How do I vote?

Your vote is important. Please cast your vote as soon as possible using one of the following methods.

By Telephone or Internet. All shareholders of record also can vote by touchtone telephone within the U.S., U.S. territories and Canada, using the toll-free telephone number on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares and to confirm that their instructions have been recorded properly. You can vote via the Internet (www.proxyvote.com) or via telephone by calling 1-800-690-6903 by 11:59 p.m., Eastern Time, on May 19, 2015.

By Written Proxy. All shareholders of record can vote by written proxy card. If you received a proxy card or voting instruction form in the mail, you may vote by completing, signing, dating and returning your proxy card in the return envelope provided to you in accordance with the instructions provided with the proxy card. If you sign and return your proxy card but do not mark any selections giving specific voting instructions, your shares represented by that proxy will be voted as recommended by the Board of Directors.

In Person. All shareholders of record may vote in person at the meeting. Whether you plan to attend the meeting or not, we encourage you to vote by proxy as soon as possible. The proxy committee will vote your shares according to your directions.

3. Can I change my vote?

There are several ways in which you may revoke your proxy or change your voting instructions before the time of voting at the meeting:

•	Vote again by telephone or at the Internet website.

•	Mail a revised proxy card or voting instruction form that is dated later than the prior one.

•	Vote in person at the Annual Meeting.

•	Notify the Company’s Corporate Secretary in writing that a prior proxy is revoked or voting instructions are changed.

Please note that, in order to be counted, the revocation or change must be received by 11:59 p.m., Eastern Time, on May 19, 2015.

4. What is the voting requirement to approve each of the proposals and how are votes counted?

The following chart provides a summary of the voting standards for each proposal. For further details, please see "Additional Information—Voting."
2015 PROPOSALS AND VOTING INFORMATION

Proposal		Voting Options	Vote Required to Adopt the Proposal	More Information	Board Recommendation
1.	Election of Directors	For, against, or abstain for each nominee	If a quorum is present, the vote required to elect each director is a majority of the common stock represented in person or by proxy at the Annual Meeting.	page 4	FOR each nominee
2.	Shareholders’ Advisory Vote on Executive Compensation	For, against, or abstain	If a quorum is present, the vote required to approve Item 2 is a majority of the common stock represented in person or by proxy at the Annual Meeting.	page 50	FOR
3.	Ratification of Appointment of Independent Auditor	For, against, or abstain	If a quorum is present, the vote required to approve Item 3 is a majority of the common stock represented in person or by proxy at the Annual Meeting.	page 51	FOR

5. What is a Broker Non-Vote?

A "broker non-vote" occurs when a broker submits a proxy for the meeting with respect to a discretionary matter but does not vote on non-discretionary matters because the beneficial owner did not provide voting instructions on those matters. Under NYSE rules, the proposal to ratify the appointment of independent auditors is considered a "discretionary" item. This means that brokerage firms may vote in their discretion on behalf of clients (beneficial owners) who have not furnished voting instructions at least 15 days before the date of the Annual Meeting. In contrast, all of the other proposals set forth in this Proxy Statement are "non-discretionary" items—brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals.

6. Who pays for the solicitation of proxies?

The Company pays the cost of soliciting proxies. Proxies will be solicited on behalf of the Board of Directors by mail, telephone, and other electronic means or in person.

7. How do I comment on Company business?

We collect comments from the proxy card if you vote by mailing the proxy card. You may also mail comments to our Corporate Secretary at our corporate headquarters. Although it is not possible to respond to each shareholder, your comments help us to understand your concerns.

8. Where can I find additional information about the Company?

The Company’s website, www.rgare.com, contains additional information about the Company, including:

●	This Proxy Statement and our 2014 Annual Report to Shareholders;
●	Our Principles of Ethical Business Conduct, Directors’ Code of Conduct and Financial Management Code of Professional Conduct (see page 14);
●
Our Board’s Corporate Governance Guidelines and charters for the Audit, Compensation, Nominating and Governance and Finance, Investment and Risk Management Committees.  The committee charters include a detailed description of the roles and responsibilities of each committee (see page 17);

●	The process by which interested parties and shareholders can communicate with our directors and the Board; and
●	Additional financial information can be found in the Quarterly Financial Supplement on the Investor Relations portion of the website in the "Quarterly Results" tab in the "Featured Report" section.
Information on our website does not constitute part of this Proxy Statement.

You may also write us at our corporate headquarters, 16600 Swingley Ridge Road, Chesterfield, Missouri 63017, to receive the following information, without charge:

Shareholder Request	RGA Contact
A copy of any of the codes of conduct or governance documents described above	Investor Relations
A copy of our Articles of Incorporation, Bylaws, this Proxy Statement, form of proxy card and our Annual Report to Shareholders	Corporate Secretary
Interested parties and shareholders may communicate directly with our Chairman of the Board, Mr. Eason	General Counsel

BOARD OF DIRECTORS

ITEM 1 - ELECTION OF DIRECTORS
The first item to be acted upon at the Annual Meeting is the election of Frederick Sievert, Stanley Tulin and Greig Woodring as directors of the Company. Messrs. Sievert, Tulin and Woodring stand for re-election to the Board for terms expiring at the Annual Meeting of the Shareholders in 2018 or until their respective successors have been elected and qualified. The Board nominates directors Sievert, Tulin and Woodring for election at the Annual Meeting. Each nominee is currently a director of the Company.
Nominees and Continuing Directors
The Board currently has ten directors who are divided into three classes, two of which contain three directors and one of which contains four directors. The term of office for each class is three years. Certain information with respect to the director nominees proposed by the Company and the other directors whose terms of office will continue after the Annual Meeting is set forth below.
Should any one or more of the nominees be unable or unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person or persons as the Board may recommend.
Vote Required
If a quorum is present, the vote required to elect each director is a majority of the common stock represented in person or by proxy at the Annual Meeting. The Company recommends a vote FOR the nominees for election to the Board.

To Be Elected as Director for Term Ending in 2018

Frederick J. Sievert

Business Experience: Mr. Sievert was President of New York Life Insurance Company from 2002 through 2007. Mr. Sievert shared responsibility for overall company management in the Office of the Chairman from 2004 until his retirement in 2007. He joined New York Life in 1992 as Senior Vice President and Chief Financial Officer. In 1995, he was promoted to Executive Vice President and was elected to the Board of Directors in 1996. In addition, he was President and a member of the board of New York Life Insurance and Annuity Corporation, served as Chairman of the Board of NYLIFE Insurance Company of Arizona, and served on the Board of Directors for Max New York Life, the company’s joint venture in India, Siam Commercial New York Life, the joint venture in Thailand and the company’s South Korea operation. Prior to joining New York Life, Mr. Sievert was a senior vice president for Royal Maccabees Life Insurance Company, a subsidiary of the Royal Insurance Group of London, England. Mr. Sievert currently serves as a director of CNO Financial Group, Inc.

Retired President of New York Life Insurance Company
Skills and Qualifications: Experience as an executive officer of a major U.S.-based life insurance company with international operations; life insurance business and insurance regulation; investments; risk management

Age: 67 Director since: 2010 Independent
Stanley B. Tulin

Business Experience: Mr. Tulin joined AXA Equitable in 1996 as Senior Executive Vice President and CFO. He served on the AXA Group Executive Committee from 2000 through 2006. Since his retirement in 2006, Mr. Tulin has regularly consulted for AXA Financial, Inc. In his position at AXA, he gained extensive experience in acquisitions and divestitures, consolidated risk management and financial communications. In 1998, he was named Vice Chairman and a director of AXA Equitable, while remaining CFO of AXA Financial. Prior to that position, he was Executive Vice President and CFO of AXA Financial. Prior to joining AXA Equitable, Mr. Tulin served as Co-Chairman of Coopers & Lybrand’s Insurance Industry Practice group and was part of the Actuarial and Strategic Planning Group at Milliman & Robertson, Inc. for 17 years. Mr. Tulin is a fellow of the Society of Actuaries and a member of the American Academy of Actuaries.

Retired Vice Chairman and CFO of AXA Financial, Inc. and its principle insurance subsidiary, AXA Equitable Life Insurance Company
Skills and Qualifications: Experience as an executive officer of a major global financial services company; risk management, actuarial and mergers and acquisitions consulting experience; life insurance business; insurance regulation

Age: 65 Director since: 2012 Independent
A. Greig Woodring

Business Experience: Mr. Woodring has been President and Chief Executive Officer of the Company since 1993. Mr. Woodring headed the reinsurance business at General American Life Insurance Company from 1986 until the Company’s formation in December 1992. He also serves as a director and officer of a number of Company subsidiaries.

President and Chief Executive Officer of the Company
Skills and Qualifications: RGA’s President and Chief Executive Officer since 1993; extensive knowledge of the Company’s business, operations and customers; extensive knowledge and relationships in the global financial services and life insurance business

Age: 63 Director since: 1993 Not Independent

CONTINUING DIRECTORS
To Continue in Office Until 2016

William J. Bartlett

Business Experience: Mr. Bartlett was an accountant and consultant with Ernst & Young for over 35 years and advised numerous clients in the global insurance industry. He was appointed a partner of Ernst & Young in Sydney, Australia in July 1980, a position he held until his retirement in June 2003. He served as chairman of the firm’s global insurance practice from 1991 to 2000, and was chairman of the Australian insurance practice group from 1989 to 1998. Mr. Bartlett currently serves as an independent, non-executive director of Suncorp Group Limited, GWA Limited and the Abacus Property Trust, all of which are listed on the Australian Stock Exchange. He previously served as a member of the Australian Life Insurance Actuarial Standards Board and as a consultant to the Australian Financial Reporting Council on Auditor Independence. He holds several professional memberships in Australia (ACPA and FCA), South Africa (CASA), and the United Kingdom (FCMA).

Retired partner, Ernst & Young Australia	Skills and Qualifications: Public accounting experience in global insurance accounting practice; audit committee experience; financial services and life insurance business; international business
Age: 65 Director since: 2004 Independent
Christine R. Detrick

Business Experience: Ms. Detrick served as a Director/Partner, Leader of Americas Financial Services Practice, and Senior Advisor of Bain & Company, Inc., a global management consulting firm, from 2002 to 2012. Before joining Bain, Ms. Detrick served for 10 years at A.T. Kearney, Inc., a global management consulting firm, including as Director, Global Leader of Financial Services Practice, and as Leader, Eastern U.S. Profit Center. Prior to those roles, she was a founding partner of First Financial Partners, a venture capital firm specializing in savings and loan institutions, from 1988 to 1992, and served as Chief Executive Officer for St. Louis Bank for Savings. Ms. Detrick formerly served on the board of Forethought Financial Group, Inc. a private life insurance carrier and currently serves as an independent director and member of the Nominating & Corporate Governance Committee of the board of Forest City Enterprises, a public real estate company.

Former Director and Head of Americas Financial Services Practice of Bain & Company, Inc.
Skills and Qualifications: Corporate finance and financial reporting; investments; financial services and life insurance business; mergers and acquisitions; management and business consulting experience

Age: 56 Director since: 2014 Independent
Alan C. Henderson

Business Experience: Mr. Henderson was President and Chief Executive Officer of RehabCare Group, Inc. ("RehabCare") from June 1998 until June 2003. Prior to becoming President and Chief Executive Officer, he was Executive Vice President, Chief Financial Officer and Secretary of RehabCare from 1991 through May 1998. Mr. Henderson was a director of RehabCare from June 1998 to December 2003, Angelica Corporation from March 2001 to June 2003, and General American Capital Corp., a registered investment company, from October 1989 to April 2003.

Retired President and Chief Executive Officer of RehabCare Group, Inc.	Skills and Qualifications: Audit committee experience; experience as CEO and CFO of a public company; public company accounting and finance
Age: 69 Director since: 2002 Independent

Joyce A. Phillips

Business Experience: Ms. Phillips is Chief Executive Officer, Global Wealth, Group Managing Director, and Management Board member at Australia and New Zealand Banking Group Limited (ANZ). Prior to joining ANZ in 2009, Ms. Phillips was President and Chief Operating Officer at American Life Insurance Company (ALICO), a subsidiary of American International Group, Inc. (AIG), which had operations in 55 countries. She joined ALICO from Citigroup, where she was head of International Retail Banking, responsible for strengthening product distribution and expansion in Citigroup’s global retail banking franchise in 42 countries. Her previous roles include various senior positions in Citigroup Japan and GE Capital.

CEO, Global Wealth, Group Managing Director, and Management Board member at Australia and New Zealand Banking Group Limited	Skills and Qualifications: Experience as an executive officer of major global financial services companies; financial services and life insurance business; risk management
Age: 52 Director since: 2014 Independent

To Continue in Office Until 2017

Arnoud W.A. Boot

Business Experience: Mr. Boot has been a professor of Corporate Finance and Financial Markets at the University of Amsterdam and director of the Amsterdam Center for Law & Economics since 2002. He is the founder and director of the Amsterdam Center for Corporate Finance. Prior to his current positions, Mr. Boot was a partner in the Finance and Strategy Practice at McKinsey & Company from 2000 through 2001, was the Vice Dean, Faculty of Economics and Econometrics at the University of Amsterdam from 1998 through 2000 and president of the European Finance Association in 2008. Mr. Boot serves as Chairman of the Bank Council of the Dutch Central Bank and is a member of the Dutch Scientific Council for Government Policy and the Dutch Social Economic Council. He is a member of the Advisory Scientific Committee of the European Systemic Risk Board in Frankfurt and he also serves as a research fellow at the Centre for Economic Policy Research in London and the Davidson Institute at the University of Michigan.

Professor of Corporate Finance and Financial Markets at the University of Amsterdam and Director of the Amsterdam Center for Law & Economics	Skills and Qualifications: Management and business consulting experience; corporate finance; investments; risk management; international business, markets and operations
Age: 55 Director since: 2009 Independent

John F. Danahy

Business Experience: Mr. Danahy was previously the Chairman and Chief Operating Officer of May Merchandising Company and May Department Stores International, subsidiaries of The May Department Stores Company (MDSC). Mr. Danahy served in various positions within MDSC for 38 years until his retirement in 2006. Mr. Danahy previously served as corporate-wide Senior Vice President of Information Technology and as Chairman and Chief Operating Officer of The Famous-Barr Co. for five years. Mr. Danahy has an Executive Master of Business Administration degree from the Olin Business School at Washington University in St. Louis.

Retired Chairman and Chief Operating Officer of May Merchandising Company and May Department Stores International	Skills and Qualifications: Information technology; international business; management and business experience; public company management experience
Age: 68 Director since: 2009 Independent
J. Cliff Eason (Chair)

Business Experience: Mr. Eason is Chairman of the Company’s Board of Directors and was President and CEO of Southwestern Bell Telephone, SBC Communications, Inc. ("SBC") from September 2000 through January 2001. Mr. Eason previously served as President, Network Services from 1999 through 2000; President, SBC International, from 1998 until 1999; President and CEO of Southwestern Bell Telephone Company ("SWBTC") from 1996 until 1998; President and CEO of Southwestern Bell Communications, Inc. from 1995 through 1996; President of Network Services of SWBTC from 1993 through 1995; and President of Southwestern Bell Telephone Company of the Midwest from 1992 to 1993. He held various other positions with SBC and its subsidiaries prior to 1992. Mr. Eason was a director of Williams Communications Group, Inc. until his retirement in January 2001.

Retired President and CEO of Southwestern Bell Telephone, SBC Communications, Inc.	Skills and Qualifications: Information technology; international business; management and business experience; public company management experience
Age: 67 Director since: 1993 Independent

DIRECTOR QUALIFICATIONS AND NOMINATION
Qualifications of Directors
The Board of Directors is made up of ten individuals, each with a valuable core set of skills, talents and attributes that make them appropriate for our Company’s Board as a whole. When searching for new Board candidates, the Nominating and Governance Committee considers the evolving needs of the Company’s global business and searches for Board candidates that fill any current or anticipated future needs or gaps in skills and experience. As determined by our Board and the Nominating and Governance Committee, all of our directors and director candidates possess the following qualifications:

DIRECTOR QUALIFICATION CRITERIA

Director Qualification	Description
Financial Literacy	Such person should be "financially literate" as such qualification is interpreted by the Board in its business judgment.
Leadership Experience
Such person should possess significant leadership experience, such as experience in business, finance/accounting, law, education or government, and shall possess qualities reflecting a proven record of accomplishment and ability to work with others.

Commitment to Our Values	Such person shall be committed to promoting our financial success and preserving and enhancing our business and ethical reputation, as embodied in our codes of conduct and ethics.
Absence of Conflicting Commitments	Such person should not have commitments that would conflict with the time requirement commitments of a director.
Reputation and Integrity
Such person shall be of high repute and recognized integrity and not have been convicted in a criminal proceeding (excluding traffic violations and other minor offenses). Such person shall not have been found in a civil proceeding to have violated any federal or state securities or commodities law and shall not be subject to any court or regulatory order or decree limiting his or her business activity, including in connection with the purchase or sale of any security or commodity.

Knowledge and Experience	Such person should possess knowledge and experience that will complement that of other directors and promote the creation of shareholder value.
Other Factors
Such person shall have other characteristics considered appropriate for membership on the Board, including an understanding of marketing and finance, sound business judgment, significant experience and accomplishments and educational background.

Other areas of expertise or experience are desirable given our Company’s global reinsurance business and operations and the current make-up of the Board, such as expertise or experience in: life insurance, financial services, information technology, international markets, operations, capital markets, investments, banking, risk management, public company service and actuarial science. The process undertaken by the Nominating and Governance Committee in recommending qualified director candidates is described under "Shareholder Nominations and Proposals."
All of our directors bring significant executive leadership derived from their careers and professions. When considering whether our current directors had the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Nominating and Governance Committee and the Board of Directors focused primarily on the information discussed in each of the directors’ individual biographies described above.
Shareholder Nominations and Proposals
As described in our Corporate Governance Guidelines, the Nominating and Governance Committee will consider shareholder nominations for directors that meet the notification, timeliness, consent and information requirements of our Articles of Incorporation and Bylaws. The Committee makes no distinctions in evaluating nominees for positions on the Board based on whether or not a nominee is recommended by a shareholder, provided that the procedures with respect to nominations referred to above are followed. Potential candidates for nomination as director candidates must provide written information about their qualifications and participate in interviews conducted by individual Board members, including the chairs of the Audit or Nominating and Governance Committees. Candidates are evaluated using the criteria adopted by the Board to determine their qualifications based on the information supplied by the candidates and information obtained from other sources. The Nominating and Governance Committee will recommend candidates for election as director to the Board for approval, only if the Committee determines, in its judgment, that they have the specific minimum qualifications described above.

Shareholder proposals submitted under the process prescribed by the SEC (in Rule 14a-8 of the Securities Exchange Act of 1934) for presentation at the 2016 Annual Meeting must be received by us by December 15, 2015, for inclusion in our Proxy Statement and proxy relating to that meeting. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with regulations governing the solicitation of proxies. We currently anticipate that the 2016 Annual Meeting will be held on May 18, 2016.
In order for a shareholder to nominate a candidate for director under our Articles of Incorporation and Bylaws, timely notice of the nomination must be given to us in advance of the meeting. Ordinarily, such notice must be given not less than 60 nor more than 90 days before the meeting (but if we give less than 70 days notice of the meeting or prior public disclosure of the date of the meeting, then the shareholder must give such notice within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made, whichever occurs first).
The shareholder filing the notice of nomination must describe various matters as specified in our Articles of Incorporation and Bylaws, including such information as name, address, occupation, and all direct and indirect ownership interests, derivative interests, short interests, other economic incentives and rights to vote any shares of any security of the Company and other material interests in the Company. Shareholders nominating directors must disclose the same information about a proposed director nominee that would be required if the director nominee were submitting a proposal; any other information that would be required to be disclosed in a proxy statement in a contested election pursuant to the Securities Exchange Act of 1934; any material relationships between the shareholder proponent and the director nominees; and, at the Company’s request, any other information that would enable the Board to determine a nominee’s eligibility to serve as a director, including information relating to the proposed nominee’s independence or lack thereof.
In order for a shareholder to bring other business before a shareholder meeting, timely notice must be given to us within the time limits described above. Such notice must include a description of the proposed business, any material interest of the shareholder proponent or beneficial owner (or their respective affiliates, associates and those with whom they are acting in concert) in the proposed business; the text of the proposal or business (including the text of any resolutions proposed); and a description of all agreements and arrangements between or among such shareholder, beneficial owner and their respective affiliates, associates and those with whom they are acting in concert, and any other person in connection with the proposal. Required disclosures should be updated and supplemented, if necessary, so that they are accurate as of the record date for a meeting and as of ten business days prior to the meeting. The shareholder proposing business or making a nomination (or a qualified representative of the shareholder) must appear at the applicable meeting of shareholders to present such business or nomination in order for it to be considered.
The Board or the presiding officer at the Annual Meeting may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for shareholder action in accordance with applicable law. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in our Proxy Statement. In each case, the notice must be given to our Secretary at our corporate headquarters.

DIRECTOR COMPENSATION
The Compensation Committee reviews director compensation periodically and recommends changes to the Board, when it deems appropriate, based on market information provided to the Committee by Steven Hall & Partners, an independent compensation consultant, and considering various factors, including the responsibilities of directors generally, the responsibilities of Board and committee chairs and

Company performance. Information regarding the retention of Steven Hall & Partners can be found under "Executive Compensation Process — Compensation Consultants." The Board reviews the recommendations of the Compensation Committee and determines the form and amount of director compensation. Directors who also serve as employees of the Company do not receive payment for services as a director.
2014 Director Compensation
During 2014, Mr. Woodring was the sole director employed by the Company, and the directors who are not employees of our Company or any subsidiary ("non-employee directors") consisted of Messrs. Bartlett, Boot, Danahy, Eason, Henderson, Sievert, Tulin and Mses. Detrick and Phillips. During 2014, compensation to our independent directors consisted of the following elements:
2014 DIRECTOR COMPENSATION STRUCTURE

Annual Retainer
Chairman of the Board	$83,000
Audit Committee Chair	$62,000
Other Committee Chairs	$58,000
All other independent directors	$50,000
Payments Per Meeting
Chairman of the Board	$4,000 for attending in person
$2,000 for telephonic meetings
All other independent directors	$3,000 for attending in person
$1,500 for telephonic meetings
Annual Stock Grants
Chairman of the Board	2,125 shares
All other independent directors	1,725 shares
We also reimburse directors for reasonable out-of-pocket expenses incurred in connection with attending and participating in Board and Committee meetings and director education programs. Mr. Bartlett also serves as a director of our Australian holding and operating companies, and receives an annual retainer and superannuation pension benefits for those services.
2014 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash[1]	Stock Awards[2]	All Other Compensation[3]	Total
William J. Bartlett	$113,000	$128,185	$90,203[4]	$331,388
Arnoud W.A. Boot	$102,500	$128,185	$529	$231,214
John F. Danahy	$110,500	$128,185	---	$238,685
Christine Detrick	$101,000	$128,185	---	$229,185
J. Cliff Eason	$138,000	$157,909	$4,579	$300,488
Alan C. Henderson	$106,000	$128,185	$2,927	$237,112
Joyce Phillips	$98,000	$128,185	---	$226,185
Fred J. Sievert	$109,000	$128,185	$4,870	$242,055
Stanley B. Tulin	$97,800[5]	$128,185	$6,647	$232,632

1.
This column reflects the retainer and fees earned in 2014 for Board and committee service. The 2014 retainer was paid in January 2014 and the 2014 Board and committee meeting fees were paid in January 2015.

2.
This column reflects the award of 1,725 shares (2,125 shares in the case of Mr. Eason) of common stock on February 20, 2014, at a closing market price of $74.31. The stock was issued as part of the directors’ annual compensation. For additional information on the valuation assumptions, refer to note 16 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2014, as filed with the SEC. Mr. Eason elected to defer his stock awards under the Flexible Stock Plan.

3.
This column includes 2014 reimbursement to the director for spousal travel expenses incurred in connection with attending the October meeting of the Board of Directors which is usually held in one of the Company’s global offices outside the United States. Under U.S. tax laws, the amount of such reimbursement for spousal travel must be included on the Form 1099-MISC that is issued annually by the Company to each director. Directors are responsible for payment of any taxes they incur because of the reimbursement for spousal travel expenses.

4.	Represents compensation for services as a director of our Australian holding and operating companies. Australian dollars converted to U.S. dollars using an annualized currency exchange rate.

5.
Mr. Tulin is reimbursed for certain personal travel expenses he incurs to attend Board and Committee meetings.  Those expenses exceed the amounts reimbursable under the Company’s travel expense reimbursement policy.   Mr. Tulin is reimbursed for the travel expenses in lieu of receiving the annual cash retainer. The net expense to the Company is approximately equal to the amount Mr. Tulin would have received if he was paid the annual retainer and reimbursed for travel as permitted in the travel expense reimbursement policy.

2015 Director Compensation
In February 2015, the Board reviewed its compensation structure and approved changes to the director compensation program, upon the recommendation of the Compensation Committee and independent compensation consultant, Steven Hall & Partners. Given that all directors generally attend all committee meetings, whether they are a member of such committee or not, the Board compensation structure was modified to eliminate payments for meeting attendance and committee membership. Directors receive an annual board retainer and a dollar denominated equity grant. Board and committee chairs also receive additional compensation for their commitments. The following table summarizes the 2015 director compensation structure:
2015 DIRECTOR COMPENSATION STRUCTURE

	Board Members	Chairman of the Board
Annual Retainer	$100,000	$180,000
Committee Chair
Audit Committee	$25,000
Compensation Committee	$15,000
Finance, Investment and Risk Management Committee	$8,000
Nominating & Governance Committee	$8,000
Stock Grant*	$140,000	$240,000
*Number of shares of common stock issued depends on the fair market value of the stock on the grant date.
Director Stock Retention Policy
Our director stock retention policy provides that, subject to certain exceptions, a non-employee member of the Board of Directors may not sell any shares of the Company’s common stock which he or she received as compensation for service on the Board of Directors at any time during his or her service as a director.
Directors’ Phantom (Deferred) Shares
Non-employee directors may elect to receive phantom shares by deferring their annual compensation (including the stock portion). A phantom share is a hypothetical share of our common stock based upon the fair market value of the common stock at the time of the grant. Phantom shares are not distributed until the director ceases to serve on the Board by reason of retirement as a director, at which time we will issue cash or shares of common stock in an amount equal to the value of the phantom shares.
Because phantom shares can be distributed in cash instead of stock, they are not included as shares beneficially owned by the directors under the "Securities Ownership" table (page 54). However, several directors have elected to participate in the deferral option and the following table illustrates their accumulated phantom share balance as of December 31, 2014:
PHANTOM OR DEFERRED SHARE OWNERSHIP

Name	Phantom or Deferred Shares
William Bartlett	5,631
Cliff Eason	24,883
Alan Henderson	1,086

CORPORATE GOVERNANCE

OVERVIEW

RGA is a values-based company. Our values guide our behavior at every level and apply across the Company on a global basis. We expect all directors, officers and employees to conduct business in compliance with the guidelines described below and we survey compliance with these policies on an annual basis.
Governance Guidelines and Charters

We have adopted a Principles of Ethical Business Conduct (the "Principles"), a Directors’ Code of Conduct (the "Directors’ Code"), and a Financial Management Code of Professional Conduct (the "Financial Management Code"). The Principles apply to all employees and officers of the Company and its subsidiaries. The Directors’ Code applies to directors of the Company and its subsidiaries. The Financial Management Code applies to our Chief Executive Officer, Chief Financial Officer, Corporate Controller, primary financial officers in each business unit and all professionals in finance and finance-related departments. We intend to satisfy any disclosure obligations under Item 5.05 of Form 8-K by posting on our website information about amendments to, or waivers from, any provision of the Financial Management Code that applies to our Chief Executive Officer, Chief Financial Officer and Corporate Controller. The Board of Directors has adopted Corporate Governance Guidelines and charters for the Audit, Compensation, Nominating and Governance and Finance, Investment and Risk Management Committees.
Director Independence
In accordance with the Corporate Governance Guidelines, the Board undertook reviews of director independence in February 2014 and February 2015. During these reviews, the Board received a report from the Company’s General Counsel noting that there were no transactions or relationships between the Company or its subsidiaries and any of the independent directors (i.e., Messrs. Bartlett, Boot, Danahy, Eason, Henderson, Sievert and Tulin and Mses. Detrick and Phillips) nor any member of such director’s immediate family. The purpose of this review was to determine whether any of those directors had a material relationship with us that would preclude such director from being independent under the listing standards of the New York Stock Exchange ("NYSE") or our Corporate Governance Guidelines.
As a result of this review, the Board affirmatively determined, in its judgment, that each of the current nine directors named above are independent of us and our management under the applicable standards. Mr. Woodring is a non-independent director because he is our Chief Executive Officer.
Board Diversity
Although we do not have a formal written policy with respect to diversity, the Board believes that it is essential that directors represent diverse perspectives, skills and experience. When evaluating the various qualifications, experiences and backgrounds of Board candidates, the Board reviews and discusses many aspects of diversity such as gender, race, national origin, education, professional experience, geographic representation and differences in viewpoints and skills. To the extent possible, director recruitment efforts include several of these factors and the Board strives to recruit candidates that enhance the Board’s diversity.

Board Leadership Structure
In recognition of the differences between the two roles and in order to maximize effective Board leadership, our Company has separated the position of Chief Executive Officer ("CEO") and Chairman of the Board since we became public in 1993. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO, sets the agenda for Board meetings, presides over meetings of the full Board and presides at the regularly scheduled executive sessions of the independent directors.
The Board’s Role in Risk Oversight
The Board has an active and ongoing role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The following table summarizes each committee's responsibilities regarding risk oversight.
RISK OVERSIGHT

Committee of the Board	Areas of Risk Oversight	Additional Information
Finance, Investment and Risk Management ("FIRM")	Financial risks, investment risks and overall enterprise risk management	Reviews, monitors and, when appropriate, approves the Company’s programs, policies and strategies relating to financial and investment risks
Audit	Accounting and financial reporting risk, ethics and compliance matters	Reviews reports on ethics and compliance matters each quarter
Compensation	Risks relating to the Company’s employee compensation policies, practices, plans and arrangements	Oversees the management of compensation risks, including executive retention
Nominating and Governance	Risks associated with the independence of the Board of Directors, leadership development and CEO succession planning	Oversees risks related to succession planning and board retention, refreshment and development
While each committee is responsible for evaluating certain risks and overseeing the management of such risks, committee meetings are scheduled so that the entire Board of Directors (including directors who are not committee members) are able to participate in committee meetings and stay apprised of the risks monitored and discussed by each committee. In addition, each committee provides recommendations to the full Board as required or appropriate.
Risk Considerations in our Compensation Program
The Compensation Committee considers the risks associated with our compensation policies and practices with respect to both executive compensation and compensation generally. The Compensation Committee continually considers the Company’s long-standing culture, which emphasizes incremental continuous improvement and sustained long-term shareholder value creation, and ensures that these factors are reflected in the design of the Company’s compensations plans. Our compensation program is structured so that a considerable amount of our incentive-eligible employees’ compensation is tied to the long-term health of the Company. We avoid the type of disproportionately large, annual incentives that could encourage employees to take risks that may not be in our shareholder’s long-term interests and we weight our management’s incentive compensation toward profitability and long-term performance. We believe this combination of factors encourages our executives and other employees to manage the Company in a prudent manner with a focus on increasing long-term shareholder value. Furthermore, as described in "Compensation Discussion & Analysis" below, the Compensation Committee may exercise full discretion and include subjective considerations in its incentive compensation decisions.

While a significant portion of our executive compensation plan is performance-based, we do not believe that our program encourages excessive or unnecessary risk-taking. Risk-taking is a fundamental and necessary part of our business, and our Compensation Committee has focused on aligning the Company’s compensation policies with the Company’s long-term interests and avoiding short-term rewards for management decisions that could pose long-term risks to the Company. The following policies and practices emphasize the Compensation Committee’s focus on balancing risk with reward:

Risk Balancing Practices and Policies
Annual Bonus Plan	●	Our Annual Bonus Plan ("ABP") is designed to reinforce our pay-for-performance culture by making a significant portion of management’s annual compensation variable.
	●	ABP awards are based solely on Company results or on a combination of Company, business unit and/or individual performance.
●
The ABP aligns annual cash bonus compensation with our short-term business strategies and the targets reflect our short-term goals for operating earnings per share, book value per share, revenue and new business embedded value.

	●	The Compensation Committee sets award levels with a minimum level of performance that must be met before any payment can be made.
	●	To further ensure that there is not a significant incentive for unnecessary risk-taking, we cap the payout of these awards at 200% of the target.
Performance Contingent Share Grants	●	Our performance contingent share ("PCS") grants are a three-year performance-driven incentive program that reinforces our intermediate-term strategic, financial and operating goals.
	●	The Compensation Committee sets award levels with a minimum level of performance that must be met before any payment can be made.
	●	To further ensure that there is not a significant incentive for unnecessary risk-taking, we cap the payout of these awards at 200% of target.
●
We measure performance for the PCS grants based 33.5% on operating return on equity, 33.5% on relative return on equity compared to an established peer group and 33.0% on a cumulative revenue growth rate, all calculated as of the end of the applicable three-year performance period.

Stock Appreciation Rights	●	We believe that Stock Appreciation Rights ("SARs") provide the most appropriate vehicle for providing long-term value to management because of the economic tie to shareholder value.
●
We believe annual grants of SARs allow us to reward the achievement of long-term goals and are based on our desire to achieve an appropriate balance between the overall risk and reward for short, intermediate and long-term incentive opportunities.

●
The vesting schedule for SARs grants is four years, 25% of which vests at the end of each of the first four years. Upon vesting, the SARs are settled in the equivalent value of unrestricted shares of common stock.

Share Ownership Guidelines	●
Our share ownership guidelines require members of senior management to hold a specified number of shares of Company stock which is based on the level of their role and responsibility in the organization.

●
Share ownership requirements ensure that our senior management will have a significant amount of value tied to long-term holdings in Company stock and align their interests with those of our shareholders.

Executive Incentive Recoupment Policy	●	Our Executive Incentive Recoupment Policy permits the Company to recoup all or a portion of incentive awards paid to certain executives upon the occurrence of certain recoupment events.
●
Such events include: (i) a financial restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws; (ii) receiving an incentive award based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria; (iii) causing injury to the interests or business reputation of the Company or of a business unit whether due to violations of law, regulatory sanctions or otherwise; and (iv) a material violation of the Company’s Principles of Ethical Business Conduct.

●
The Compensation Committee has express authority to interpret and administer the policy, implement various remedies based on the circumstances triggering the recoupment and make all determinations with respect to the policy in its sole discretion.

Combination of Performance Metrics	●
We use a combination of performance metrics in determining our executives’ performance-based compensation that motivate our executives to achieve performance that is in line with the best interests of the Company and our shareholders.

●
By using a variety of performance metrics in our Annual Bonus Plan and our intermediate and long-term performance programs, we mitigate the risk that our executives would be motivated to pursue results with respect to one performance measure to the detriment of the Company as a whole.

Independent Compensation Consultant	●	The Compensation Committee benefits from its use of an independent compensation consulting firm which provides no other services to the Company.
Communications with the Board of Directors
The process for communicating with the Board requires that the General Counsel make a record of the receipt of any such communications. All properly addressed communications will be delivered to the specified recipient(s) not less than once each calendar quarter and will not be directed to or reviewed by management prior to receipt by such persons.
Board Meetings

The Board of Directors held a total of six meetings during 2014. Each director attended at least 75% of the meetings of the Board and committees on which he or she served during 2014. We do not have a policy with regard to attendance by directors at the Annual Meeting of Shareholders. The Chairman of the Board attended the 2014 Annual Meeting of Shareholders.
BOARD COMMITTEES
The Board of Directors has the following committees:
•Audit Committee;
•Compensation Committee;
•Finance, Investment and Risk Management Committee; and
•Nominating and Governance Committee.
Additional information about the committees' membership, independence, qualifications, roles and responsibilities is provided below.
BOARD COMMITTEE MEMBERSHIP

Director	Audit	Compensation	Finance, Investment and Risk Management	Nominating and Governance
William Bartlett*	chair		member
Arnoud Boot*	member		member
Christine Detrick*	member			member
John Danahy*	member	chair
Cliff Eason*		member		member
Alan Henderson*			chair	member
Joyce Phillips*		member		member
Frederick Sievert*		member		chair
Stanley Tulin*		member	member
Greig Woodring			member
Number of Meetings in 2014	8	6	5	5
* Independent Director

AUDIT COMMITTEE

Roles and Responsibilities
●	Responsible for the appointment, compensation, retention and oversight of the work of our independent auditor.
●	Oversees our accounting and financial reporting processes and policies and the integrity of our financial statements.
●	Supervises the adequacy of our internal controls over financial reporting and disclosure controls and procedures.
●	Pre-approves audit, audit-related and non-audit services to be performed by the Company’s independent auditor.
●	Reviews reports concerning significant legal and regulatory matters.
●	Reviews the plans and performance of our internal audit function.
●	Reviews and discusses our filings on Forms 10-K and 10-Q, including the financial information in those filings.
Independence and Financial Literacy
●	The Board has determined that the members are "independent" within the meaning of SEC regulations applicable to audit committees and the NYSE listing standards.
●	The Board has determined that all of the members have accounting and related financial management expertise within the meaning of the NYSE listing standards.
●	The Board has determined that all the members are qualified as audit committee financial experts within the meaning of SEC regulations.

COMPENSATION COMMITTEE

Roles and Responsibilities
●	Establishes and oversees our general compensation and benefits programs.
●	Reviews and approves the performance and compensation of the CEO, other named executive officers and members of our senior management.
●	Sets performance measures and goals and verifies the attainment of performance goals under performance-based incentive compensation plans.
Independence
●	The Board of Directors has determined, in its judgment, that all of the Committee’s members are independent within the meaning of the NYSE listing standards.
●
For purposes of its independence determination, the Board considered the enhanced independence standards for compensation committees under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 which are required by the SEC for the listing standards of national securities exchanges.

Interlocks and Insider Participation
●	The members of the Compensation Committee are not and have never been officers or employees of the Company or any of its subsidiaries.
●	No directors or executive officers of our Company serve on the compensation committee of another company of which a member of our Compensation Committee is an officer.

FINANCE, INVESTMENT AND RISK MANAGEMENT COMMITTEE

Roles and Responsibilities
● Assists the Board in connection with its oversight responsibilities for the Company’s risk, investment and finance policies, programs, procedures and strategies.
●
Reviews, monitors, and when appropriate, approves the Company’s programs, policies and strategies relating to financial and investment risks and overall enterprise risk management Governance Guidelines.

NOMINATING & GOVERNANCE COMMITTEE

Roles and Responsibilities
●	Develops and implements policies and practices relating to corporate governance.
●	Reviews and monitors implementation of our Corporate Governance Guidelines.
●
Identifies individuals qualified to become members of the Board, consistent with the criteria established by the Board; develops and reviews background information on candidates for the Board; and makes recommendations to the Board regarding such candidates.

●	Prepares and supervises the Board’s annual review of director independence and the performance of self-evaluations conducted by the Board and committees.
●
Oversees the succession planning process for our CEO, which includes reviewing development plans for potential successors, evaluating potential internal and external successors for executive and senior management positions, and development and periodic review of the Company’s plans for CEO succession in various circumstances.

Independence
●	The Board of Directors has determined, in its judgment, that all of the Committee’s members are independent within the meaning of the NYSE listing standards.
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Review and Approval of Related Person Transactions. We do not have any agreements, transactions or relationships with related persons such as directors, nominees, executive officers or immediate family members of such individuals. At least annually, we review all relationships between our Company and our directors and executive officers and their immediate family members to determine whether such persons have a direct or indirect material interest in any transaction with us. Our Global Legal Services staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors, nominees and executive officers with respect to related person transactions. If such a transaction arose, our Global Legal Services staff would determine, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, related person transactions that are determined to be directly or indirectly material to us are disclosed in this Proxy Statement and other SEC filings.
Our Board has adopted a policy as part of its corporate governance guidelines that requires advance approval by the Board before any of the following persons knowingly enter into any transaction with the Company or any of our subsidiaries or affiliates through which such person receives any direct or indirect financial, economic or other similar benefit or interest. The individuals covered by the policy include any:

•	director,

•	nominee for director,

•	executive officer,

•	holder of more than 5% of our voting securities,

•	immediate family member of such a person, as that term is defined in the policy, and

•	charitable entity or organization affiliated with such person or any immediate family member of such person.
Transactions covered by the policy include any contract, arrangement, understanding, relationship, transaction, contribution or donation of goods or services, but excludes transactions with any charitable entity or organization affiliated with a director, nominee for director, executive officer, 5% security holder or any immediate family member of such a person if the amount involved is $2,500 or less. At this time, the Company is not involved in any transactions that would be covered by this policy.

COMPENSATION DISCUSSION & ANALYSIS

Our executive compensation program is designed to attract and retain the senior level employees who direct and lead our business and to reward these individuals for superior financial performance. Our Board of Directors has delegated to the Compensation Committee the authority to establish and oversee our general compensation program, review the performance and approve the compensation of our Chief Executive Officer and review and approve the compensation of the other Named Executive Officers and members of our senior management. The Compensation Committee also reviews and approves this compensation discussion and analysis on executive compensation for inclusion in this Proxy Statement (the "CD&A"). During 2014, the Compensation Committee consisted of Messrs. Danahy (Chairman), Eason, Sievert, Tulin and Ms. Phillips.

The discussion of our compensation practices and related compensation disclosures focus on the compensation of our named executive officers and is divided into the following sections:

Compensation Disclosure Sections
Overview	page 20
Five Elements of Compensation	page 26
Executive Compensation Process	page 32
2014 Compensation Actions and Results	page 35
Executive Compensation Tables	page 40
Other Executive Compensation Matters	page 48
OVERVIEW
2014 NAMED EXECUTIVE OFFICERS

Name	Title
A. Greig Woodring	President and Chief Executive Officer
Jack B. Lay	Senior Executive Vice President and Chief Financial Officer
Paul A. Schuster	Senior Executive Vice President, Head of Europe / Middle East / South Africa Markets
Donna H. Kinnaird	Senior Executive Vice President and Chief Operating Officer
Allan E. O’Bryant	Executive Vice President, Head of Asia Markets
Our Compensation Philosophy and Objectives
The philosophy and objectives of our executive compensation programs are to:

•	Create incentives that will focus executives on, and reward for, increasing long-term shareholder value;

•	Reinforce our pay for performance culture by making a significant portion of compensation variable and based on Company and business unit performance;

•	Align the long-term financial interests of our executives with that of our shareholders through equity-based incentives and by building executive ownership in the Company; and

•	Provide competitive total compensation opportunities that will attract, retain and motivate high-performing executives.
We use financial performance measures that focus on revenue, new business embedded value, operating income per share, book value per share, operating return on equity, relative return on equity and cumulative revenue growth rate. Our annual bonus plan and performance contingent share program are tied to financial and operating performance metrics and our stock appreciation rights grants are tied to the Company's stock performance. This approach aligns our executive compensation program to our business strategies, reinforces our pay-for-performance culture by using variable compensation based on performance and aligns the long-term financial interests of our executives with the interests of our shareholders through equity incentives. For a more detailed discussion on performance metrics, see "Elements of Compensation" and "2014 Compensation Actions."

Our Compensation Program and Governance Reflects Best Practices
We have designed our compensation program to drive performance toward achievement of our short and long-term goals and to increase long-term shareholder value, while appropriately balancing risk and reward. We regularly review our program to incorporate best practices, such as the following:

What We Do
✓
Pay-for-Performance. We have a pay-for-performance executive compensation structure that provides an appropriate mix of short, intermediate and long-term performance incentives, with emphasis on shareholder value. We heavily link our executive compensation to financial performance by having the majority of the total compensation for our executives earned only upon the achievement of corporate, divisional and/or individual performance goals. Other than base salary, we do not provide any fixed compensation.

✓
Use of Multiple Performance Metrics. Our incentive compensation programs utilize multiple performance metrics, including revenue, operating income, book value and new business embedded value for our Annual Bonus Plan and cumulative revenue growth rate, return on equity and relative return on equity for our Performance Contingent Shares. These metrics are focused on performance and creation of long-term shareholder value.

✓
Compensation Benchmarking. The Compensation Committee reviews publicly available information of peer companies to evaluate how our named executive officers’ compensation compares to executives in similar positions at other companies and considers that information when establishing compensation. We align our executive compensation levels with the market median in order to retain current talent and attract new talent.

✓
Compensation Recoupment Policy. We have an Executive Incentive Recoupment Policy which permits the Company to recoup all or a portion of an incentive award paid to certain executives upon the occurrence of a specified recoupment event, including a financial restatement. We have incorporated the provisions of this policy into our incentive plans.

✓	Stock Ownership Guidelines. To further align the long-term interests of our executives and our shareholders, we have robust stock ownership requirements for our executive officers.
✓	Independent Compensation Consultant. The Compensation Committee benefits from its use of an independent compensation consulting firm which provides no other services to the Company.
✓
Annual Shareholder "Say on Pay." Because we value our shareholders’ input on our executive compensation programs, our Board has chosen to provide shareholders with the opportunity each year to vote to approve, on a nonbinding, advisory basis, the compensation of the named executive officers in our proxy statement.

✓	Compensation Committee Discretion. We give our Compensation Committee full discretion to reduce or eliminate any cash incentive award.

What We Don't Do
X	No Employment Contracts. We do not have any employment or contractual pre-employment severance agreements for our executives and we only offer limited benefits on termination of employment.
X
No Perquisites. We do not offer our executives personal-benefit perquisites, such as aircraft, cars or apartments and we do not reimburse our executives for personal-benefit perquisites such as club dues or other social memberships, except in some foreign countries where such perquisites are required to maintain a local competitive position.

X	No Preferential Payments. We do not pay preferential or above market returns on executive deferred compensation.
X	Limited Benefits Upon Change in Control. We have limited benefits upon change in control and our Flexible Stock Plan includes a double-trigger for the acceleration of awards upon a change in control.
X	No Golden Parachutes or Gross-Ups. We do not have any golden parachute agreements or tax gross-ups for severance payments with our executives.
X
No Speculative Trading. Our Insider Trading Policy prohibits employees from short-selling Company stock, buying or selling puts and calls of Company stock, or engaging in any other transaction that reflects speculation about the Company’s stock price or that might place their financial interests against the financial interests of the Company.

X	No Repricing of Grants. Our Flexible Stock Plan prohibits repricing for underwater stock options and stock appreciation rights.
X
No Unapproved Hedging. Our Insider Trading Policy prohibits employees from engaging in hedging or monetization transactions, which can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.  Exemptions to general ban may be sought from the General Counsel on a case-by-case basis and will be subject to pre-clearance procedures.

X
No Pledging. Our Insider Trading Policy strongly discourages employees from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. None of our directors or executive officers have pledged any shares of Company stock.

Say on Pay Feedback from Shareholders
A primary focus of our Compensation Committee is whether the Company’s executive compensation program serves the best interests of the Company’s shareholders. At the Company’s 2014 Annual Meeting, a significant majority (97.5% of votes cast on the proposal) of our shareholders approved the compensation program described in the proxy statement for that meeting. As part of its ongoing review of our executive compensation program, the Compensation Committee took the vote into consideration, along with an overall review of the compensation program, when making compensation decisions for 2015.

The Compensation Committee determined that the Company’s executive compensation philosophy, objectives and elements continue to be appropriate.
Five Elements of Compensation
Our executive compensation program consists of the following five elements:

Element of Compensation		Purpose
1.	Base Salary
Our base salaries are designed to provide a competitive component of the total compensation package that will attract, retain and motivate high-performing executives. Adjustments to base salary are made periodically to recognize competitive changes and personal performance.

2.	Annual Bonus Plan
Our Annual Bonus Plan ("ABP") awards are designed to reinforce our pay-for-performance culture and align incentive compensation with our short-term business strategies by making an executive’s entire ABP award variable and based on Company, business unit and/or individual performance.

3.	Performance Contingent Shares
Our Performance Contingent Share ("PCS") grants focus participants on our strategic and intermediate-term financial and operating goals. PCS grants are awarded to participants with equity if we achieve the rate of cumulative revenue growth rate, return on equity and relative return on equity measures that are approved each year by the Compensation Committee when it considers annual grants. The PCS grants are ongoing and each year a new three-year cycle begins, giving us the opportunity to review and update performance measures for new grants. The three-year performance and reward period shifts participant focus and effort toward intermediate and longer-term sustained results.

4.	Stock Appreciation Rights
Stock Appreciation Rights ("SARs") are granted annually, and the number of SARs granted is based on the grant recipient’s position within the Company. The vesting schedule for SARs grants is four years, 25% of which vests at the end of each of the first four years. Upon vesting, the SARs are settled in the equivalent value of unrestricted shares of common stock. The SARs expire 10 years after the grant date.

5.	Retirement and Pension Benefits	Our retirement and pension benefits are designed to provide another component of a competitive total compensation package that permits us to attract and retain key members of our management.

See "Five Elements of Compensation" (page 26) for additional information.
Compensation Pay Mix
The following graph demonstrates 2014 target compensation pay mix by elements for each of our named executive officers:

2014 Changes in Long-Term Incentive Compensation Mix
In December 2013, the Compensation Committee approved changes to the mix of our performance contingent shares and stock appreciation right grants. The changes were intended to reduce the shares of Company stock issued under our Flexible Stock Plan while maintaining the current value of awards for plan participants. Beginning in 2014, awards for participants in senior management roles, including named executive officers, were 75% PCS and 25% SARs (formerly 50% PCS and 50% SARs). This change increased the performance-based nature of awards while reducing share issuance. For all other plan participants, awards consist of Cash Settled Units ("CSUs") and restricted share units ("RSUs"), with 75% of awards being delivered in CSUs and 25% in RSUs. The CSUs have the same vesting period and performance measures as the PCS awards and are settled in cash at vesting. The RSUs have a three-year vesting period with settlement in shares at vesting.

Company Performance for 2014
We believe that our compensation philosophy and objectives have resulted in an executive compensation program and decisions that have appropriately incented the achievement of our business performance targets, goals and objectives. Our compensation decisions are intended to benefit our shareholders and drive long-term shareholder value. Summarized below are some key highlights of our financial performance for 2014:

•	Our net premiums increased $415.8 million, or 5%, compared to 2013.

•	Our net operating income for 2014 increased 78% to $638.0 million, or $9.12 per diluted share.*

•	Our full year operating return on equity was 13% for 2014.*

•	Our book value per share, excluding Accumulated Other Comprehensive Income, increased 12% in 2014.*
* See "Use of Non-GAAP Financial Measures" on page 58 for reconciliations to GAAP figures.
How Our Performance Affected 2014 Compensation

Our emphasis on pay for performance and the alignment of compensation with the creation of long-term shareholder value means that significant portions of the compensation paid to our executives vary based on our corporate performance. Our financial results are reflected in our 2014 compensation payments, as described below.

Annual Bonus Plan. Payouts ranged from 185.4% to 195.5% of target for our named executive officers. Named executive officer ABP payouts are largely based on Company operating income per share, book value per share, new business embedded value and total revenue, with certain executives receiving a portion of their payouts based on business unit performance.
ABP COMPANY-WIDE PERFORMANCE METRICS

Metric	Weight	Target	2014 Result	Performance level
Operating Income Per Share*	50%	$7.90/share	$9.12/share	200.0%
Book Value Per Share	25%	$74.89/share	$78.03/share	178.5%
New Business Embedded Value	15%	$350 million	$695 million	200.0%
Annual Consolidated Revenue	10%	$10.4 billion	$10.9 billion	200.0%
Weighted Average				194.6%
* See "Use of Non-GAAP Financial Measures" on page 58 for reconciliations to GAAP figures.

Performance Contingent Share Program. For the 2012-2014 PCS performance period payouts are based on cumulative revenue growth rate, return on equity and relative return on equity performance over a three-year period. Our cumulative revenue growth rate and operating return on equity performance for the period resulted in payouts of 108.9% and 62.6% of target, respectively. The relative return on equity measure is dependent upon public availability of financial results from our peer companies. Because of the timing for the availability of this information our performance for the relative return on equity metric will not be approved by the Compensation Committee until late April 2015. Payments for the 2012-2014 PCS grants will not be made until May 2015, after the filing of this Proxy Statement.

PCS COMPANY-WIDE PERFORMANCE METRICS

Metric	Weight	Target	2014 Result	Performance level
Cumulative Revenue Growth Rate	33.0%	8.0%	8.2%	108.9%
Three-Year Operating Return on Equity*	33.5%	12.0%	10.5%	62.6%
Three-Year Relative Return on Equity	33.5%	50th	Our performance for the relative return on equity metric for the 2012-2014 PCS grants will not be available until late April 2015.	Our performance for the relative return on equity metric for the 2012-2014 PCS grants will not be available until late April 2015.
* See "Use of Non-GAAP Financial Measures" on page 58 for reconciliations to GAAP figures.

FIVE ELEMENTS OF COMPENSATION
Compensation Elements
Our compensation program consists of the following five elements:

Compensation element			Purpose		How We Determine This Amount
1.	Base Salary	●	Our base salaries establish a pay foundation at competitive levels as part of a total compensation package that will attract, retain and motivate talented executives.	●	The Compensation Committee considers our executives' base salary compensation compared to that of the Pay Level Peer Group and published surveys.
				●	The Compensation Committee also reviews the recommendations submitted by our Chief Executive Officer for the other named executive officers.
2.	Annual Bonus Plan ("ABP")	●	Our ABP awards are designed to motivate and reward executives for performance on key financial, strategic and/or individual objectives over the year.	●	ABP awards for executives are based on annual Company results or on a combination of Company, business unit and individual performance results.
●
This element of compensation holds our executives accountable for Company performance, with payouts varying from target based on actual performance against pre-established and communicated performance goals.
				●	Our ABP program utilizes multiple performance metrics.
				●	Target awards for executives are based on competitive market pay data for their position and expressed as a percent of salary.
				●	Overall Company operating earnings per share performance must meet certain minimum levels, as determined in advance by the Compensation Committee, before any awards are made.
3.	Performance Contingent Shares ("PCS")	●	Our PCS program is designed to focus executives on our strategic and intermediate-term financial and operating goals.	●	The PCS units are granted at the beginning of the performance period.
		●	PCS grants are awarded to participants with equity if we achieve the established performance metrics for the year.	●	The Compensation Committee sets award levels with a minimum level of Company performance that must be met before any payment to the individual can be made, as well as a target and a maximum.
		●	The PCS grants are ongoing and each year a new three-year cycle begins, giving us the opportunity to review and update performance measures for new grants.	●	If we do not meet minimum performance goals, the awards will not be made, and if we exceed those performance goals, the award can be as much as 200% of the targeted award opportunity.
		●	The three-year performance and reward period shifts participant focus and effort toward intermediate and longer-term sustained results.
4.	Stock Appreciation Rights ("SARs")	●	SARs are designed to align the interests of executives with our shareholders' by focusing the executives on long-term objectives over a multi-year period, including stock price growth.	●	SARs are granted to executives at an award value divided by Black-Scholes’ value of the Company’s stock price.
		●	SARs are granted annually and are based on the recipient’s position.	●	The strike price for the SAR is determined by the Company’s closing stock price on the award date.
		●	SARs vest over a period of four years and upon vesting they are settled in the equivalent value of unrestricted shares of common stock.	●	The awards vest 25% per year on December 31 of the year granted until fully vested and remain exercisable for up to 10 years from the award date.
5.	Retirement and Pension Benefits	●	Provided as another competitive component of the total compensation package that permits us to attract and retain key members of our management.	●
Retirement and pension benefits are paid under separate plans, primarily due to plan design and tax requirements. The RGA Savings Plan and Pension Plan are tax-qualified defined benefit plans that provide benefits for eligible employees on the United States payroll.

				●	The Augmented Savings Plan and Augmented Pension Plan provide benefits that eligible employees would have received under the qualified retirement plans if IRS limitations were not imposed.
Compensation Element #1 - Base Salary
The Compensation Committee begins its annual review of base salary for the executives and senior management through discussion with the CEO on the previous year's expectations, achievements for each executive and their pay history. The Committee additionally references the base salary pay levels to similar pay level roles in our Pay Level Peer Group. The annual base salary determinations for executives are effective each year on March 1, following the executive's annual performance review, which includes a discussion about individual results against defined expectations.
Compensation Element #2 - Annual Bonus Plan
Employees of the Company are eligible to participate in our Annual Bonus Plan ("ABP"), which provides annual cash incentive compensation based on one or more of the following factors: our overall performance, the performance of the participant’s division, business unit or department, and individual performance during the previous year. Under the ABP, participants may receive a cash bonus each year.
The ABP award is designed to serve as an annual incentive. The target-level financial performance goals established by the Compensation Committee are intended to require substantial efforts by our management team toward our strategic goals, while at the same time they are intended to be within reach if such efforts are made and provide additional rewards for extraordinary achievement. The Compensation Committee establishes ABP objectives for the Company during February of each year and determines results and awards the following March. ABP financial objectives are not tied to any peer group, but are instead tied solely to our financial performance objectives. ABP Company objectives are measured using the following components:
COMPANY-WIDE ANNUAL BONUS PLAN METRICS

Component	Weight	Definition
Operating Income Per Share	50%	Operating income per share is our net income per share from continuing operations less realized capital gains and losses and certain other non-operating items.
Book Value Per Share	25%	Book value per share is the company's total equity divided by total common stock outstanding.
New Business Embedded Value	15%
New business embedded value ("NBEV") is a measure of the value of the profits expected to emerge from new business net of the cost of supporting capital. NBEV is a forward-looking calculation that reflects the lifetime value created through new business sales.

Annual Consolidated Revenues	10%	Annual consolidated revenues is total revenues earned by the Company during the annual performance period.
Targets reflect our annual goals for operating income per share, book value per share, new business embedded value and annual consolidated revenues. The allocation of ABP awards between individual, divisional and Company-wide performance varies for each participant based on his or her job responsibilities. In general, allocations for divisional, departmental and individual performance are weighted more heavily for employees with less Company-wide responsibility. In contrast, allocations for Company-wide performance are weighted more heavily for senior executives because their roles involve greater Company-wide responsibility.
Divisional results are based on each division’s financial performance metrics. Individual performance results are measured by progress on major projects, productivity, client development or similar goals in which the employee played a major role. While we intend to tie individual performance to clearly articulated and objective measures, it is necessary (and at times prudent) for management to use a certain degree of discretion in evaluating individual results. Based on these criteria, the Compensation Committee approves a list of senior management participants, which includes (as applicable) individual incentive and/or business unit or division allocations, a minimum performance level that must be met before any payment can be made, as well as a target and a maximum. In addition, overall Company financial performance must meet certain minimum levels, as determined in advance by the Committee, before any awards (including any portion of an award based solely on individual performance) are made under the ABP. Awards are based on a specific target percentage of salary, which varies for each participant.

We consider divisional and individual performance when evaluating total compensation and may (from time to time) establish a specific ABP allocation for a particular business objective or project. The types of individual performance that may be taken into consideration include contributions toward revenue growth, earnings per share, return on equity capital, expense management, or product or client development, as well as (in certain cases) intangible items such as progress toward achievement of strategic goals, leadership capabilities, development of staff, or progress on major projects in which the individual played a key role.

Compensation Element #3 - Performance Contingent Shares
Our Performance Contingent Share ("PCS") grants are part of a performance-driven incentive program under our Flexible Stock Plan. Executives in leadership or senior management roles, or that are considered top subject matter experts within our Company, participate in this program. We believe this program focuses participants on our strategic and intermediate-term financial and operating goals. Incentive awards are intended to reflect each participant's involvement in our performance and to encourage their continued contribution to our future. We view intermediate incentive awards as an important means of aligning the economic interests of management and shareholders.
The PCS grants are designed to allow us to reward the achievement of specific intermediate-term corporate financial performance goals with equity that is earned on the basis of Company performance. We implemented the PCS program because we believe it is consistent with our pay-for-performance compensation philosophy and achieving the financial performance necessary to increase shareholder value. We believe that the PCS grants require management to focus on intermediate-term growth and return on equity, while the SARs are designed to focus attention on accomplishment of long-term goals that influence the creation of long-term shareholder value. We annually evaluate the appropriate mix of pay elements in comparison to the market to remain competitive in our compensation practices and to best support our strategy.
The PCS units are granted at the beginning of the performance period. The Compensation Committee also sets award levels with a minimum level of Company performance that must be met before any payment to the individual can be made, as well as a target and a maximum. If we do not meet minimum performance goals, the awards will not be made. If we exceed those performance goals, the award can be as much as 200% of the targeted award opportunity. The awards are also contingent upon the participant’s employment status with us at the end of the three-year performance period.
PCS grants are not treated as outstanding shares until the performance goals over the three-year performance period are met and awards are made as determined and approved by the Compensation Committee. Awards are made in units of fully-vested, unrestricted common stock. When we establish the targets for a particular performance period, we may adjust those targets up or down so they are set at amounts or ranges that are generally consistent with our publicly disclosed growth rate goals.

We measure performance for the PCS grants using the following components:
COMPANY-WIDE PERFORMANCE CONTINGENT SHARE PROGRAM METRICS

Component	Weight	Definition
Return on Equity ("ROE")	33.5%
ROE is calculated as operating income divided by average shareholders’ equity excluding Accumulated Other Comprehensive Income for the three-year performance period. Operating income is a non-GAAP financial measure.*

Relative Return on Equity ("Relative ROE")	33.5%	Relative ROE is the percentile ranking of the Company’s ROE relative to the ROE of competitor companies in the Performance Peer Group over the same three-year performance period.
Cumulate Revenue Growth Rate	33.0%
Cumulative revenue growth rate is the compounded average growth rate of the Company’s consolidated revenue over the three-year performance period using the Company’s annual consolidated revenue for the fiscal year immediately preceding the date of grant as the base year.

* See "Use of Non-GAAP Financial Measures" on page 58 for reconciliations to GAAP figures.
As discussed below under "Executive Compensation Process - Competitive Marketplace Assessment," the Committee determines a target total compensation package for our named executive officers based on an analysis of competitive market conditions and overall Company performance. Accordingly, the Committee does not consider individual performance to a material extent in determining the size of PCS and SARs awards. However, all participants are required to maintain an acceptable level of performance to be eligible to receive equity incentive awards.
The grants are made pursuant to the terms of our Flexible Stock Plan and award agreements. Upon retirement, the PCS grant will be pro-rated based on the number of months of the grant holder’s participation during the three-year performance period and the number of shares earned, provided that the holder has attained age 55 and a combination of age and years of service with the Company that equals at least 65.
Compensation Element #4 - Stock Appreciation Rights
Stock Appreciation Rights ("SARs") are granted annually under our Flexible Stock Plan, and the number of SARs granted is based on the grant recipient’s position within the Company. As discussed below under "Executive Compensation Process - Competitive Marketplace Assessment," the Committee considers compensation data of the Pay Level Peer Group in determining the amount of SARs granted to our named executive officers and considers market data from published surveys in determining the amount of SARs granted to other participants.
The vesting schedule for SARs grants is four years, 25% of which vests on December 31 of each of the first four years. The grant value of a SAR is equal to the NYSE closing price of the Company’s common stock on the grant date of the award (i.e., the date of the March 2014 Compensation Committee meeting), multiplied by a Black-Scholes Model* factor. Upon vesting, the SARs are settled in the equivalent value of unrestricted shares of common stock. The SARs expire 10 years after the grant date. Upon retirement, provided that the participant has attained age 55 and a combination of age and years of service with the Company that equals at least 65, the SARs continue to vest in accordance with the vesting schedule.
* Black-Scholes Model: A model that calculates the current economic value of a SAR using assumptions that include exercise price, the term of the award, a risk-free rate of interest and observed market volatility.
Compensation Element #5 - Retirement and Pension Benefits
We recognize the importance of providing comprehensive and cost-effective employee benefits to attract, retain and motivate employees. We offer our executives a variety of qualified and nonqualified retirement programs as described below, including a pension plan, augmented plan, savings plan and a deferred savings plan. The Company reviews its retirement and pension benefits programs from time to time and makes adjustments to the design of the programs as necessary to meet these objectives and to remain competitive.
Qualified Plans
Savings Plan. U.S. based employees of the Company may participate in a 401(k) (pre-tax) or Roth 401(k) (after-tax) Savings Plan ("Savings Plan"). Employees may contribute up to the maximum allowed by U.S. Internal Revenue Code. The Company provides matching contributions on elective deferrals up to 5% annually and provides an additional contribution of 2% for participants who defer at least 5% of compensation (includes base pay and cash bonus). In compliance with the U.S. Internal Revenue Code for 2014, contributions to the plan could not be made on cash compensation in excess of $260,000 and employee contributions were limited to $17,500.
Pension Plan. U.S. based employees, including our executive officers, participate in the RGA Performance Pension Plan ("Pension Plan"), a qualified defined benefit plan. The Pension Plan is a broad-based retirement plan that is intended to provide a source of income during retirement for full-time and part-time employees. The Pension Plan provides a "Traditional Benefit," that is paid exclusively in the form of an annuity, and a "Performance Pension Account Benefit," that is generally paid as a lump-sum, but may be paid as an annuity if the participant has met the retirement plan eligibility of a minimum of ten-years’ service and a minimum age of 55. The Traditional Benefit is provided to participants who were employed prior to January 1, 1996, with the sum of age and years of service equaling at least 45. Participants employed after January 1, 1996 are eligible for the "Performance Pension Account Benefit" only.
Messrs. Woodring, Lay and Schuster meet the eligibility to obtain the "Traditional Benefit" for service years prior to January 1, 1996 and the "Performance Pension Account Benefit" for service years thereafter. Ms. Kinnaird and Mr. O’Bryant are eligible to receive the Performance Pension Account Benefit only. The benefit payable for life at age 65 for Messrs. Woodring, Lay and Schuster is the sum of (a) and (b) below; the benefit payable for Ms. Kinnaird and Mr. O’Bryant at age 65 is as described in (b):
(a) Traditional Benefit: The sum of (1) and (2) as follows:
(1) 1.05% of the participant’s Final Average Monthly Compensation (as defined below) multiplied by the number of years of Accrual Service (as defined below) as of the date of determination, subject to a maximum of 35 years, plus
(2) 0.65% of the excess, if any, of the Participant’s Final Average Monthly Compensation minus one-twelfth of the Participant’s Social Security Maximum Wage Average (as defined below), multiplied by the number of years of Accrual Service as of the date of determination, subject to a maximum of 35 years.
(b) Performance Pension Account Benefit: The sum of (1) and (2) as follows:
(1) Participants earn base credits for each year of accrual service completed under the plan. The credit is a percentage of base salary and the target ABP award based on the participant’s age on January 1 of the Pension Plan year, as shown in the table below:

PERFORMANCE PENSION ACCOUNT BENEFITS

Age on January 1 of the Plan Year in which the Year of Service is Earned	Percentage of Final Average Annual Compensation Credited
Up to 35	2%
35 – 44	4%
45 – 54	6%
55 or over	8%
(2) Additional base credits are earned on Final Average Annual Compensation (as defined below) that is greater than 60% of the prevailing Social Security Wage Base (as defined below), rounded to the next $100. Additional credits are always one-half of the base credits as illustrated in the table below:
ADDITIONAL PERFORMANCE PENSION ACCOUNT BENEFITS

Age on January 1 of the Plan Year in which the Year of Service is Earned	Additional Credits
Up to 35	1%
35 – 44	2%
45 – 54	3%
55 or over	4%
Payment of the specified retirement benefits is contingent upon continuation of the plans in their present form until the officer retires.
"Final Average Annual Compensation" means the average of compensation received during 5 consecutive years of accrual service within the last 10 calendar year period immediately preceding termination of employment which produces the highest average (or during all the years of accrual service if less than 5). "Year of Accrual Service" means a year is credited for each plan year after employee becomes a plan participant, in which the participant is credited with at least 1,000 hours of service. "Social Security Wage Base" means the 35-year average of the maximum amount of compensation on which the Social Security benefits are based according to year of birth and assuming the participant has always received wages at least equal to those subject to tax under FICA (Federal Insurance Contributions Act). "Social Security Maximum Wage Average" means the average of the Social Security Wage Base in effect for each calendar year during the 35-year period ending with the calendar year in which a participant attains the Social Security retirement age.
Nonqualified Plans
Augmented Plan. The RGA Reinsurance Company Augmented Benefit Plan ("Augmented Plan") is designed to restore benefits lost in the qualified Savings and Pension Plans due to IRS compensation limitations for qualified plans, which for 2014 was $260,000. The Augmented Plan rewards employees for the length of their service and, indirectly, for their job performance because the amount of benefits increases with the length of employees' service with the Company and the salary and annual incentive awards they earn. In order for a participant’s retirement income provided under the plans to be based on total eligible cash compensation, the Augmented Plan provides U.S. based executives at the vice-president level and above benefits based on an employee’s annual cash compensation, in accordance with the Revenue Code. Additionally, the Augmented Plan provides executives the opportunity to receive employer matching and employer non-elective contribution credits without regard to qualified Plan limitations imposed by the IRS; and all contributions to the plan are made by the Company.

The investment fund alternatives in the savings portion of the Augmented Plan are identical to the qualified Savings Plan, with the exception of the fixed rate option, that offers a fixed interest rate set at the beginning of the plan year. We credit the participant’s nonqualified deferred compensation account(s) with the returns he or she would have received in accordance with the investment alternatives selected from time to time by the participant. We do not pay above-market or preferential earnings, compensation or returns under the Augmented Plan or any other plan. Distributions from the Augmented Plan cannot be made until the participant terminates his or her employment.
Executive Deferred Savings Plan. U.S. employees at the vice president level and above are eligible to participate in our Executive Deferred Savings Plan ("EDSP"), a nonqualified savings plan which allows participants to defer income, including annual bonuses, without regard to qualified plan limitations. Eligible employees are able to defer up to 50% of their base salary and up to 100% of their Annual Bonus Plan payments. The Company credits EDSP accounts with matching contributions equal to the matching contributions the participant would have received under the Saving Plan (100% up to 5% of compensation in 2015) had the 401(k) deductions not been limited or excluded by the IRS dollar limits on deferrals of compensation. The named executive officers cannot withdraw any amounts from EDSP balances until they either terminate employment or reach the designated distribution date selected by the executive at the time of their deferral election. With respect to these distributions, participants may elect to receive either a lump-sum payment or 1 to 15 annual installments.
The investment fund alternatives under the EDSP are identical to those in the Savings Plan, with the exception of the fixed rate option, that offers a fixed interest rate set at the beginning of the plan year. We credit the participant’s nonqualified deferred compensation account(s) with the returns he or she would have received in accordance with the investment alternatives selected from time to time by the participant. We do not pay above-market or preferential earnings, compensation or returns under EDSP or any other plan.
Of the nonqualified plans, Messrs. Woodring and Schuster participate exclusively in the Augmented Plan and Messrs. Lay and O’Bryant and Ms. Kinnaird participate in the Augmented and the Executive Deferred Savings Plans. For additional details regarding executive participation in our retirement plans, see "Pension Benefits in 2014."
EXECUTIVE COMPENSATION PROCESS
The Role of the Compensation Committee
Our executive compensation program is evaluated and approved by the Compensation Committee with the objective of providing incentive-based compensation that aligns with the business goals of the Company and the interests of its shareholders. The Compensation Committee also determines the compensation of the Chief Executive Officer ("CEO") and evaluates and approves the compensation of the other senior management of the Company, including our named executive officers.
Timing of Compensation Decisions
We typically release earnings for the fourth quarter in late January of the following year. Prior to 2014, the Compensation Committee met in mid-February of each year to approve regular grants of SARs and PCS awards. In 2014, the equity grant approvals were moved to early March. Equity grants are effective on and have a grant date of the same day as the Committee meeting, and the strike price for grants of SARs is the closing price of our common stock on the NYSE on the day of the Committee meeting. This timing and process is designed to ensure that our fourth quarter earnings information is fully disseminated to the market by the time the SARs strike price is determined. The PCS awards are measured by financial performance over a three-year period and the market price of our common stock is not a factor in those calculations or measures.

The Compensation Committee approves compensation for executive officers at its regularly scheduled meeting in March of each year. All compensation and incentive awards are made in consideration of market pay competitiveness and in comparison to Pay Level Peer Group.
Compensation Consultant
In forming its recommendations on our overall compensation program, the Committee has, from time to time, engaged an independent consulting firm to provide advice about competitive compensation practices and to determine how our executive compensation compares to that of other comparable companies, including selected publicly held insurance and reinsurance companies. Steven Hall & Partners ("SH&P") currently serves as independent advisor to the Compensation Committee. The Committee directly engaged SH&P to advise and assist with decisions relating to our executive compensation program, including providing advice regarding incentive plan design, annual comprehensive competitive market studies, competitive compensation data for directors, technical advice on disclosure requirements relating to executive compensation and to apprise the Compensation Committee of compensation best practices. Annually, SH&P conducts an evaluation of the Pay Level Peer Group and a competitive marketplace assessment of our Named Executive Officers, which includes a comparison to our Pay Level Peer Group. SH&P also periodically conducts a review of our incentive plans to ensure a competitive position. Other than work for the Compensation Committee, SH&P provides no other services to the Company or its affiliates. Additionally, the Company’s Compensation Committee determined no conflicts of interest exist which would prevent SH&P from serving as independent advisors to the Compensation Committee.
Management Participation and Involvement in Compensation Decisions
Pursuant to the Compensation Committee charter, the Committee reviews and approves the compensation of our Chief Executive Officer, other named executive officers and senior management. Management plays a significant role in the compensation-setting process for the named executive officers (other than the CEO), senior management and all other employees. No member of management is involved in determinations regarding their own pay. The most significant aspects of management’s role are:

•	evaluating employee performance;

•	recommending business performance targets, goals and objectives; and

•	recommending salary levels, cash bonus and equity incentive award targets.
Our Chief Executive Officer and Chief Human Resources Officer work with the Compensation Committee chair to establish the agenda for Committee meetings. The Company also prepares relevant information and reports for each Compensation Committee meeting. Our Chief Executive Officer also participates in Compensation Committee meetings at the Committee’s request to provide:

•	background information regarding our strategic objectives;

•	his evaluation of the performance of the senior management and his direct reports; and

•	compensation recommendations as to senior management and his direct reports.
Our executives and other members of management are also made available to SH&P or any other compensation consultant to provide information regarding position descriptions, compensation history and other information as requested, and to review draft results provided by SH&P.

Competitive Marketplace Assessment
We use three groups of companies to evaluate our compensation practices for purposes such as pay levels, pay design and performance comparisons.

2014 PAY LEVEL PEER GROUP

Purpose:	We use the Pay Level Peer Group to evaluate the overall competitiveness of our compensation packages, as well as individual elements of compensation.
How Peer Companies are Chosen:
We use a group comprised of companies based on industry and size and are appropriate comparators for purposes of evaluating the competitiveness of our pay levels. The selected companies are publicly-traded insurers and reinsurers (life and property-casualty) and other financial services companies, including direct competitors.

Last Evaluated:	In 2014, SH&P performed a comprehensive assessment of this group to determine the continued appropriateness of each constituent.
Peer Group Members:	American Financial Group, Inc.	PartnerRe Ltd.
	American National Insurance	Phoenix Companies, Inc.
	Assurant, Inc.	Principal Financial Group, Inc.
	CNO Financial Group, Inc.	Protective Life Corp.
	Everest Re Group Ltd.	StanCorp Financial Group, Inc.
	Genworth Financial, Inc.	Torchmark Corp.
	Lincoln National Corp.	Unum Group
2014 PAY DESIGN PEER GROUP

Purpose:	The Pay Design Peer Group is used to evaluate market practices with respect to types of pay vehicles utilized, incentive compensation program designs, performance metrics and pay mix.
How Peer Companies are Chosen:
We use the companies in the Pay Level Peer Group, as well as eight additional companies that were deemed inappropriate comparators for purposes of evaluating pay levels due to size, but which the Compensation Committee believes are useful sources of competitive intelligence regarding pay design and practices.

Last Evaluated:	In 2014, SH&P performed a comprehensive assessment of this group to determine the continued appropriateness of each constituent.
Peer Group Members:	Aflac, Inc.	Munich Re
	American Financial Group, Inc.	PartnerRe Ltd.
	American National Insurance	Phoenix Companies, Inc.
	Assurant, Inc.	Principal Financial Group, Inc.
	CNO Financial Group, Inc.	Protective Life Corp.
	Everest Re Group Ltd.	Prudential Financial, Inc.
	Genworth Financial, Inc.	StanCorp Financial Group, Inc.
	Kemper Corporation	Sun Life Financial, Inc.
	Lincoln National Corp.	Swiss Reinsurance Co. Ltd.
	Manulife Financial Corp.	Torchmark Corp.
	Metlife, Inc.	Unum Group

2014 PERFORMANCE PEER GROUP

Purpose:	The Performance Peer Group is used to evaluate our relative performance for purposes of determining incentive compensation paid.
How Peer Companies are Chosen:
For comparisons of our performance among companies in the life insurance and reinsurance industry, we exclude most companies in the property and casualty business because their return profile is not a good comparator; however, we retain two large, global multi-line (property-casualty and life) competitors because they are among the companies against whom we measure our performance and returns.

Last Evaluated:	In 2014, SH&P performed a comprehensive assessment of this group to determine the continued appropriateness of each constituent.
Peer Group Members:	Aflac, Inc.	Phoenix Companies, Inc.
	American National Insurance	Principal Financial Group, Inc.
	Assurant, Inc.	Protective Life Corp.
	CNO Financial Group, Inc.	Prudential Financial, Inc.
	Genworth Financial, Inc.	StanCorp Financial Group, Inc.
	Lincoln National Corp.	Sun Life Financial, Inc.
	Manulife Financial Corp.	Swiss Reinsurance Co. Ltd.
	Metlife, Inc.	Torchmark Corp.
	Munich Re	Unum Group

We plan to review and update these lists periodically in order to ensure that comparators remain appropriate in light of evolving best practices with respect to peer group determinations, mergers and acquisitions, divestitures, growth in our size and the size of those companies in the comparator groups and other changes which might affect the appropriateness of a particular comparator.
How We Use Peer Group Data
When making determinations in 2014 relating to base salary, target total cash compensation, intermediate and long-term incentives and target total direct compensation for our named executive officers, we used the competitive compensation analysis provided by SH&P as the beginning reference point. This analysis included a review and assessment of publicly disclosed proxy data for companies in our Pay Level Peer Group as well as publicly available survey data. While we do not explicitly benchmark our pay levels to particular percentiles, we generally reference the market median when evaluating market practice. In addition to a review of the competitive compensation data provided by SH&P, we also considered individual performance, internal pay equity among positions and levels and the relative importance of positions. We believe that the compensation strategy we established aligns our target compensation with the market median and should allow us to retain our current talent and attract new talent.
2014 COMPENSATION ACTIONS AND RESULTS
Compensation Element #1 - Base Salary
In determining the base salaries of our named executive officers, the Compensation Committee considers our compensation compared to that of the Pay Level Peer Group, as well as published surveys. The Compensation Committee also considers recommendations submitted to it by our Chief Executive Officer for the other named executive officers.
In February 2014, based on a marketplace assessment, our compensation strategy, our goals for and analysis of targeted overall compensation and Company performance, we increased the 2014 base salary for Greig Woodring, our Chief Executive Officer, by approximately 2.0% to $1,060,000. Based upon quantitative results, the recommendations of our Chief Executive Officer and our subjective evaluation of individual performance, we approved the following base salaries for 2014 for the other named executive officers as listed below. Additionally, in February 2015, the Compensation Committee established base salaries for the named executive officers set forth below.
2014/2015 NAMED EXECUTIVE OFFICER BASE SALARIES

Name	2014 Percentage Increase	2014 Base Salary	2015 Percentage Increase	2015 Base Salary
Greig Woodring	2%	$1,060,000	2%	$1,080,000
Jack Lay	3%	$601,950	3%	$621,950
Paul Schuster	2%	$549,500	2%	$560,500
Donna Kinnaird	3%	$550,000	3%	$566,500
Allan O'Bryant	2%	$465,400	3%	$480,400
Compensation Element #2 - Annual Bonus Plan ("ABP")
2014 Annual Bonus Plan Awards. In February 2014, the Compensation Committee approved the performance goals and business criteria for the named executive officers under the ABP for 2014, including the minimum, target and maximum bonus opportunities, as a percentage of base salary, as described in the table below. Overall Company financial performance must meet certain minimum levels, as determined in advance by the Compensation Committee, before any awards are made. The target-level performance goals we established were meant to require substantial efforts by our management team toward our strategic goals, but at the same time they were intended to be within reach if such efforts are made, and also provide additional rewards for extraordinary achievement. We believe that goals that are too difficult to attain would not have the effect of providing appropriate incentives.

2014 COMPANY ANNUAL BONUS PLAN RESULTS
Performance Measure	Weight	Minimum	Target	Maximum	Actual Results	Percentage of Target Payout
Operating Income Per Share	50%	$7.55	$7.90	$8.25	$9.12	200.0%
Book Value Per Share	25%	$70.89	$74.89	$78.89	$78.03	178.5%
New Business Embedded Value (dollars in millions)	15%	$263	$350	$438	$695	200.0%
Revenues (dollars in millions)	10%	$9,896	$10,396	$10,896	$10,904	200.0%
Weighted Average						194.6%

In March 2015, the Compensation Committee approved the ABP awards for our named executive officers for 2014 performance. For Messrs. Woodring, Lay and Ms. Kinnaird, who had ABP allocations based solely on overall Company results, the weighted average of the ABP measures for 2014 performance was 194.6%. For Mr. Schuster, who had an ABP allocation based on results for the Company and Europe/Middle East/South Africa business unit, the weighted average for his two ABP measures for 2014 performance was 185.4%. Mr. Schuster's ABP measure for the Europe/Middle East/South Africa business unit includes revenue, profit, NBEV and expense management. For Mr. O’Bryant, who had an ABP allocation based on results for the Company and the Asia Pacific business unit (excluding Australia), the weighted average for his two ABP measures for 2014 performance was 195.5%. Mr. O’Bryant’s ABP measure for the Asia Pacific business unit (excluding Australia) includes revenue, profit, NBEV and expense management.
The following table describes the minimum, target and maximum bonus opportunities for the named executive officers (as a percentage of base salary) as approved by the Compensation Committee in February 2014, and the actual ABP payments for 2014 performance, as approved by the Committee in March 2015:

2014 INDIVIDUAL ANNUAL BONUS PLAN RESULTS
Name	2014 Bonus at Threshold	2014 Bonus at Target	2014 Bonus at Maximum	Actual Bonus Percentage for 2014	Actual Bonus Payment for 2014
Greig Woodring	65%	130%	260%	253.0%	$2,681,927
Jack Lay	45%	90%	180%	175.2%	$1,054,388
Paul Schuster	40%	80%	160%	148.3%	$814,826
Donna Kinnaird	40%	80%	160%	155.7%	$856,350
Allan O'Bryant	40%	80%	160%	156.4%	$727,914

2015 Annual Bonus Plan and Opportunities. The 2015 ABP objectives for Messrs. Woodring and Lay and Ms. Kinnaird will be tied solely to overall Company performance, measured 50% on annual Operating Income per share, 25% on book value per share, 15% on NBEV and 10% on annual consolidated revenues, with awards based on a specified percentage of salary. The 2015 ABP objectives for Mr. Schuster will be tied 50% to overall Company performance and 50% to performance of the Europe/Middle East/South Africa business unit. The 2015 ABP objectives for Mr. O’Bryant will be tied 50% to overall Company performance and 50% to performance of the Asia Pacific (excluding Australia) business unit. In addition, overall Company earnings per share performance must meet certain minimum levels, as determined in advance by the Compensation Committee, before any awards are made.

In February 2015, the Compensation Committee approved the performance measures and bonus opportunities for the 2015 ABP.

2015 ANNUAL BONUS PLAN OPPORTUNITIES
Name	2015 Bonus at Threshold	2015 Bonus at Target	2015 Bonus at Maximum
Greig Woodring	65%	130%	260%
Jack Lay	50%	100%	200%
Paul Schuster	40%	80%	160%
Donna Kinnaird	50%	100%	200%
Allan O'Bryant	40%	80%	160%

Compensation Element #3 - Performance Contingent Shares ("PCS")
2012-2014 PCS Results. In February 2012, we established the target and range for cumulative revenue growth rate, ROE and Relative ROE for the period beginning in 2012 at levels that were consistent with our intermediate-term goals for those measures. As a result, at the time of grant, we believed that achievement of the target cumulative revenue growth rate and return on equity would require a high level of financial and operating performance. We believed the goals and ranges we established for these grants of PCS were challenging but achievable.
The performance period for the 2012 PCS grant began on January 1, 2012 and ended on December 31, 2014. In March 2015, we reviewed the results for the 2012-2014 performance period and determined that our cumulative revenue for the three-year period slightly exceeded the target performance goal but did not reach the maximum performance level. Our ROE exceeded the threshold level but did not reach the target performance level. Because the relative return on equity measure is dependent upon public availability of financial results from our peer companies, our performance for the relative return on equity metric will not be approved by the Compensation Committee until late April 2015, after the filing of this Proxy Statement. Payments will be made in May 2015. These payments will be fully disclosed in our 2016 Proxy Statement.

Actual results for the 2012-2014 PCS performance period were negatively affected by a 2013 second quarter after-tax charge of approximately $184 million, or $2.53 per diluted share, to increase claims reserves in Australia. Actual results are interpolated to determine the performance level achieved among the threshold, target and maximum goals established by the Committee. The following table describes the revenue goals established in February 2012 and actual results available as of April 2015:

2012-2014 PCS RESULTS
Performance Measure	Weight	Threshold	Target	Maximum	Actual	Percentage of Target Payout
Cumulative Revenue Growth Rate (3 Year)	33.0%	6.0%	8.0%	10.0%	8.2%	108.9%
ROE (3 Year)	33.5%	10.0%	12.0%	14.0%	10.5%	62.6%
Relative ROE (3 Year)	33.5%	25th Percentile	50th Percentile	75th Percentile	TBD	TBD
Weighted Average					TBD	TBD
For additional information, see "SARs and Option Exercises and Stock Vested During Fiscal 2014."
2013-2015 PCS Awards. In February 2013, we established the targets and ranges for the 2013 PCS grants. We continued the use of cumulative revenue growth rate, ROE and Relative ROE as the performance measures in the same weightings as used in the prior year. The performance period for the 2013 PCS grant began on January 1, 2013 and will end on December 31, 2015.
2014-2016 PCS Awards. In February 2014, we established the targets and ranges for the 2014 PCS grants. We continued the use of cumulative revenue growth rate, ROE and Relative ROE in the same weightings as used in prior years. The performance period for the 2014 PCS grant began on January 1, 2014 and will end on December 31, 2016.
We established the targets and ranges for cumulative revenue growth rate, ROE and Relative ROE for the period beginning in 2014 at levels that are consistent with our intermediate-term goals for those measures. As a result, we believe that achievement of the targets will require a high level of financial and operating performance.

2014-2016 PERFORMANCE CONTINGENT SHARE GRANTS
Performance Measure	Weight	Threshold	Target	Maximum
Cumulative Revenue Growth Rate (3 Year)	33.0%	3.0%	5.0%	7.0%
ROE (3 Year)	33.5%	9.5%	11.5%	13.5%
Relative ROE (3 Year)	33.5%	25th percentile	50th percentile	75th percentile

See "Grants of Plan-Based Awards in 2014" for a description of the 2014 PCS grants.
2015-2017 PCS Awards. In February 2015, we established the targets and ranges for the 2015 PCS grants. We established the targets and ranges for cumulative revenue growth rate, ROE and Relative ROE for the period beginning in 2015 at levels that are consistent with our intermediate-term goals for those measures. As a result, we believe that achievement of the targets will require a high level of financial and operating performance. The performance period for the 2015 PCS grant began on January 1, 2015 and will end on December 31, 2017.
We approved the 2015 PCS grants for the named executive officers, as follows (number of shares represents the target award): Greig Woodring – 30,813 shares; Jack Lay – 6,215 shares; Paul Schuster – 5,916 shares; Donna Kinnaird – 5,916 shares; and Allan O’Bryant – 4,001 shares.

Compensation Element #4 - Stock Appreciation Rights ("SARs")
2014 SARs Grant. In March 2014, we approved the 2014 SARs awards for Messrs. Woodring, Lay, Schuster, O’Bryant and Ms. Kinnaird. The vesting schedule for the SARs grant is four years (vesting 25% at the end of each of the first four years). We made these grants because we believe that SARs are an appropriate vehicle for providing long-term value to participants because of the alignment to long-term shareholder value. The SARs granted in March 2014 have a strike price of $78.48, which is the closing price of our stock on the date the grants were approved. The grants were made pursuant to the terms of the Flexible Stock Plan and award agreements. See "Grants of Plan-Based Awards in 2014" for a description of the 2014 SARs grants.
2015 SARs Grant. In March 2015, we approved the 2015 SARs awards for the named executive officers, as follows: Greig Woodring – 43,435 shares; Jack Lay – 8,761 shares; Paul Schuster – 8,340 shares; Donna Kinnaird – 8,340 shares; and Allan O’Bryant – 5,640 shares. The vesting schedule for the SARs grant is four years (vesting 25% at the end of each year). We made these grants because we believe that SARs provide an appropriate vehicle for providing long-term value to management because of the alignment to long-term shareholder value. The SARs have a strike price of $90.06, which was the closing price of our stock on March 6, 2015, the date the grants were approved.
Compensation Element #5 - Retirement and Pension Benefits
For 2014 and in compliance with the terms of the qualified and nonqualified Pension and Savings Plans, our executive officers received employer contributions based upon their completion of a year of credited service and compensation (base pay and cash bonus) earned. Additionally, the contributions made by the Company on their behalf were in compliance with the U.S. Internal Revenue Code.
Under the qualified and nonqualified Pension Plans and Savings Plans, and assuming a retirement on December 31, 2014, the Named Executive Officers would be eligible to receive the benefits listed below:
Qualified and Nonqualified Pension Plans. As of the completion of 2014, Messrs. Woodring, Lay, and Schuster met the vesting and normal retirement eligibility and are eligible to receive the benefits in accordance with the plan guidelines. Ms. Kinnaird will be vested in the plans in 2015. Mr. O’Bryant met the vesting eligibility of the plans and is eligible to receive lump-sum distributions from the plans.
Qualified and Nonqualified Savings Plans. As of the completion of 2014, all the Named Executive Officers met the vesting requirements of the Qualified and Nonqualified Savings Plans and at retirement may choose to retain the accounts as administered by the Company or roll the funds to accounts outside of the plans.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the portions of this Compensation Discussion and Analysis described in Regulation S-K Item 402(b) be included in this Proxy Statement. This report is provided by the following independent directors, who comprise the Committee as of the date of this Proxy Statement:

John F. Danahy, Chairman
J. Cliff Eason
Joyce A. Phillips
Fred J. Sievert
Stanley B. Tulin

COMPENSATION TABLES & OTHER MATTERS

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table

Name and Principal Position	Year	Salary[1]	Bonus	Stock Awards[2]	Option Awards[3]	Non-Equity Incentive Plan Compensation[4]	Change in Pension Value and Nonqualified Deferred Compensation Earnings[5]	All Other Compensation[6]	Total
Greig Woodring President and CEO	2014	$1,056,154	---	$2,499,745	$1,046,343	$2,681,927	$2,119,230	$66,916	$9,470,315
	2013	$1,035,385	---	$1,400,019	$1,267,843	$479,482	$105,030	$85,059	$4,372,818
	2012	$995,615	---	$1,149,995	$1,060,923	$1,470,000	$1,751,444	$86,662	$6,514,639
Jack Lay Sr. EVP and CFO	2014	$598,104	---	$541,747	$226,764	$1,054,388	$396,351	$63,628	$2,880,982
	2013	$579,994	---	$349,153	$316,213	$201,227	$138,916	$90,178	$1,675,681
	2012	$562,692	---	$344,999	$318,271	$622,912	$357,821	$99,080	$2,305,775
Paul Schuster Sr. EVP - Head of Europe/Middle East/South Africa Markets	2014	$547,865	---	$521,970	$218,495	$814,826	$331,358	$47,196	$2,481,710
	2013	$538,594	---	$341,983	$309,710	$166,282	$66,241	$52,873	$1,475,683
	2012	$518,402	---	$335,991	$309,979	$509,747	$317,582	$53,658	$2,045,359
Donna Kinnaird Sr. EVP and COO	2014	$535,750	---	$397,815	$166,527	$856,350	$80,401	$57,764	$2,094,607
	2013	$513,269	---	$257,471	$233,198	$158,290	$117,660	$477,823	$1,757,711
	2012	$365,385	---	$250,024	$235,270	$490,000	---	$126,572	$1,467,251
Allan O'Bryant EVP - Head of Asia Markets	2014	$463,631	---	$352,532	$147,555	$727,914	$94,527	$97,804	$1,883,963
	2013	$454,665	---	$230,026	$208,282	$362,702	$78,552	$339,977	$1,674,204
	2012	$441,412	---	$225,014	$207,563	$442,373	$64,488	$272,404	$1,653,254

1.
This column includes any amounts deferred at the election of the executive officers under the RGA Reinsurance Company Executive Deferred Savings Plan. The 2012 salary for Ms. Kinnaird was prorated based on her start date of April 2, 2012.

2.
This column represents the grant date fair value of PCS units granted in such year, using probable outcomes of performance conditions, in accordance with Accounting Standards Codification: 718 – Compensation – Stock Compensation ("ASC 718"). For additional information on the valuation assumptions, refer to note 16 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2014, as filed with the SEC. See also "Grants of Plan-Based Awards in 2014" for information on awards made in 2014. These amounts reflect the grant date fair value for these awards, and do not correspond to the actual value that may be recognized by the named executive officers.

3.
This column represents the grant date fair value of SARs granted in such year, in accordance with ASC 718. For additional information on the valuation assumptions, refer to note 16 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2014, as filed with the SEC. See also "Grants of Plan-Based Awards in 2014" for information on SARs granted in 2014. These amounts reflect the grant date fair value for these awards and do not correspond to the actual value that may be recognized by the named executive officers.

4.
Includes for all named executive officers, cash incentives earned for performance during each fiscal year and paid in March of the following year (including any incentives deferred at the election of the executive officers) under the Annual Bonus Plan.

5.
This column represents the sum of the change in pension value in each fiscal year for each of the named executive officers. The increase in Mr. Woodring’s change in pension value is attributed to his tenure with the Company and his age. The pension benefit increases in value as a participant nears the age of 65. The decrease in the pension value for 2013, relative to prior years is due to an increase in the interest rate assumptions, thus reducing the present value. We do not pay above-market or preferential earnings on any account balances; therefore, this column does not reflect any amounts relating to nonqualified deferred compensation earnings. See the "Pension Benefits in 2014" and "Nonqualified Deferred Compensation in 2014" tables for additional information.

6.
Amount includes contributions by RGA Reinsurance Company to the officers’ accounts in qualified and non-qualified plans for the 2014 plan year. Includes life insurance premiums paid by RGA Reinsurance Company on behalf of Messrs. Woodring, Lay, Schuster, O'Bryant and Ms. Kinnaird. Also includes Company match contributions for 2014 under the Savings Plan of $18,200, for Messrs. Woodring, Lay, Schuster, O'Bryant and Ms. Kinnaird. In 2013, Messrs. Woodring, Lay, Schuster, O'Bryant, and Ms. Kinnaird received qualified contributions of $17,850. For 2014, Mr. O'Bryant received reimbursement of trailing tax liabilities on compensation received while on a prior expatriate assignment in Japan of $55,136. In 2013, Mr. O'Bryant received reimbursement for trailing Japanese tax liabilities of $273,794. For Ms. Kinnaird, the amounts for 2013 include reimbursement of relocation costs (sale of a home).

Grants of Plan-Based Awards in 2014
This table provides the following information about equity and non-equity awards granted to the named executive officers in 2014: (1) the grant date; (2) the estimated future payouts under non-equity incentive plan awards, which consist of potential payouts under the Annual Bonus Plan award granted in 2014 for the 2014 performance period; (3) estimated future payouts under equity incentive plan awards, which consist of potential payouts under the PCS grants in 2014 for the 2014-2016 performance period; (4) all other option awards, which consist of the SARs awards granted to the named executive officers in 2014; (5) the strike price of the SARs granted, which reflects the closing price of Company stock on the date of grant; and (6) the grant date fair value of each equity grant calculated under ASC 718.
GRANTS OF PLAN-BASED AWARDS IN 2014

Name	Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards¹			Estimated Future Payments Under Equity Incentive Plan Awards (Number of Shares)²			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options[3]	Exercise of Base Price of Option Awards[4]	Grant Date Fair Value of Stock and Option Awards[5]
		Threshold	Target	Maximum	Threshold	Target	Maximum
Greig Woodring		$689,000	$1,378,000	$2,756,000	---	---	---	---	---	---	---
	3/7/2014	---	---	---	15,926	31,852	63,704	---	---	---	$2,499,745
		---	---	---	---	---	---	---	39,101	$78.48	$1,046,343
Jack Lay		$270,878	$541,755	$1,083,510	---	---	---	---	---	---	---
	3/7/2014	---	---	---	3,452	6,903	13,806	---	---	---	$541,747
		---	---	---	---	---	---	---	8,474	$78.48	$226,764
Paul Schuster		$219,800	$439,600	$879,200	---	---	---	---	---	---	---
	3/7/2014	---	---	---	3,326	6,651	13,302	---	---	---	$521,970
		---	---	---	---	---	---	---	8,165	$78.48	$218,495
Donna Kinnaird		$220,000	$440,000	$880,000	---	---	---	---	---	---	---
	3/7/2014	---	---	---	2,535	5,069	10,138	---	---	---	$397,815
		---	---	---	---	---	---	---	6,223	$78.48	$166,527
Allan O'Bryant		$186,160	$372,320	$744,640	---	---	---	---	---	---	---
	3/7/2014	---	---	---	2,246	4,492	8,984	---	---	---	$352,532
		---	---	---	---	---	---	---	5,514	$78.48	$147,555

1.
These columns reflect the potential value of the payment for 2014 performance under the ABP for each named executive if the minimum, target or maximum goals are satisfied. The potential payments are performance-driven and are therefore completely at risk. The performance measures, salary and bonus multiples for determining the payments are described in the CD&A. The bonus amount for actual 2014 performance was determined in March 2015 based on the metrics described in the CD&A and is included in the "Summary Compensation Table" in the column titled "Non-Equity Incentive Plan Compensation."

2.
This column reflects the number of PCS units granted in March 2014 under our Flexible Stock Plan, which may convert into shares of Company stock at the end of the three-year performance period if the specified performance levels are achieved. The performance period commenced January 1, 2014 and ends December 31, 2016. If the threshold level of performance is met, the award of shares starts at 50% (target is 100% and maximum is 200%). See discussion of PCS awards in the CD&A.

3.	This column reflects the number of SARs granted in March 2014. The SARs vest and become exercisable in four equal annual installments of 25%, beginning on December 31, 2014.

4.
This column reflects the strike price per share of common stock for the SARs granted, which is the closing price of the common stock on March 7, 2014, the date the Compensation Committee approved the grants.

5.
This column reflects the full grant date fair value of PCS units under ASC 718 and the full grant date fair value of SARs under ASC 718 granted to the named executive officers in 2014. See notes 2 and 3 of the "Summary Compensation Table" for a discussion of fair value calculation related to the PCS and SARs respectively. For PCS units with the grant date of March 7, 2014, fair value is calculated using the closing price of Company stock of

$78.48. For SARs with a grant date of March 7, 2014, fair value is calculated using the Black-Scholes value of $26.76. For additional information on the valuation assumptions, refer to note 16 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2014, as filed with the SEC. These amounts reflect the grant date fair value, and do not correspond to the actual value that will be recognized by the named executive officers. For example, the PCS units are subject to specified performance objectives over the performance period, with 33.0% tied to cumulative revenue growth rate, 33.5% tied to ROE and 33.5% tied to Relative ROE. The grant date fair value is calculated assuming a target payout. In addition, the value of options, if any, realized by the optionee will not be determined until exercise.
Outstanding Equity Awards at 2014 Year-End
The following table provides information on the 2014 year-end holdings of SARs, stock options and PCS by our named executive officers. This table includes vested and unvested SARs and option awards and unvested PCS grants with performance conditions that have not yet been satisfied. The vesting schedule for each grant is described in the footnotes following this table, based on the grant date. The market value of the stock awards is based on the closing market price of Company stock as of December 31, 2014, which was $87.62. The PCS grants are subject to specified performance objectives over the performance period. For additional information about the option awards and stock awards, see the description of equity incentive compensation in the CD&A.

OUTSTANDING EQUITY AWARDS AT 2014 YEAR END

Option Awards[1]						Stock Awards
Grant Date	Number of Securities of Underlying Unexercised Options (Exercisable)[2]	Number of Securities Underlying Unexercised Options (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units or Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[3]	Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[3]
Greig Woodring
2/21/2006	37,911			$47.48	2/21/2016
2/20/2007	31,058			$59.63	2/20/2017
2/20/2008	32,225			$56.03	2/20/2018
2/18/2009	30,127			$32.20	2/18/2019
2/19/2010	46,392			$47.10	2/19/2020
2/22/2011	34,061			$59.74	2/22/2021
2/28/2012	40,493	13,498		$56.65	2/28/2022
2/21/2013	34,118	34,119		$58.77	2/21/2023			23,822	$2,087,284
3/7/2014	9,775	29,326		$78.48	3/7/2024			31,852	$2,790,872
Jack Lay
2/20/2007	11,119			$59.63	2/20/2017
2/20/2008	15,022			$56.03	2/20/2018
2/18/2009	23,298			$32.20	2/18/2019
2/19/2010	13,743			$47.10	2/19/2020
2/22/2011	12,489			$59.74	2/22/2021
2/28/2012	12,147	4,050		$56.65	2/28/2022
2/21/2013	8,509	8,510		$58.77	2/21/2023			5,941	$520,550
3/7/2014	2,118	6,356		$78.48	3/7/2024			6,903	$604,841
Paul Schuster
2/19/2010	13,743			$47.10	2/19/2020
2/22/2011	12,489			$59.74	2/22/2021
2/28/2012	11,831	3,944		$56.65	2/28/2022
2/21/2013	8,334	8,335		$58.77	2/21/2023			5,819	$509,861
3/7/2014	2,041	6,124		$78.48	3/7/2024			6,651	$582,761
Donna Kinnaird
4/2/2012	8,398	2,800		$59.36	4/2/2022
2/21/2013	6,275	6,276		$58.77	2/21/2023			4,381	$383,863
3/7/2014	1,555	4,668		$78.48	3/7/2024			5,069	$444,146
Allan O’Bryant
2/28/2012	7,922	2,641		$56.65	2/28/2022
2/21/2013	5,605	5,605		$58.77	2/21/2023			3,914	$342,945
3/7/2014	1,378	4,136		$78.48	3/7/2024			4,492	$393,589

1.
Prior to February 2011, the Company granted stock options as the form of our long-term equity incentive awards. The terms and conditions of the stock option grants are substantially similar to our SARs grants. The option awards also used an exercise price that was set at the closing price on the day of the award (the date of the February Committee meeting) and also expire 10 years after grant. The vesting schedule for grants of stock options was five years, no portion of which vested in the first year, and 25% of which vested at the end of each of the four remaining years.

2.
Options granted in 2004 and subsequent years vest and become exercisable in four equal annual installments of 25%, on December 31 of the second, third, fourth and fifth years. SARs, which were first granted in 2011, vest over four years (25% of which vests at the end of each of the first four years).

3.
These columns reflect the number of shares and estimated market value of grants of PCS. Because the relative return on equity measure is dependent upon public availability of financial results from our peer companies, our performance for the relative return on equity metric will not be approved by the Compensation Committee until late April 2015, after the filing of this Proxy Statement. Payments will be made in May 2015. These payments will be fully disclosed in our 2016 Proxy Statement. See "SARs and Option Exercises and Stock Vested in 2014" for more information on the payout of those awards. SEC rules require disclosure of the number of shares and estimated market value of PCS grants based on the next higher performance measure (target or maximum) that exceeds the previous fiscal year’s performance. Accordingly, the number of shares and estimated market value for the PCS grants made in 2013 are disclosed assuming they are awarded at the target (100%) level and the 2014 are disclosed assuming they are awarded at the target (100%) level. The market or payout value is estimated using the closing price, $87.62, of our common stock on December 31, 2014. The performance period for the 2012-2014 PCS grant was January 1, 2012 through December 31, 2014. The performance period for the 2013-2015 PCS grant is January 1, 2013 through December 31, 2015. The performance period for the 2014-2016 PCS grant is January 1, 2014 through December 31, 2016.

SARs and Option Exercises and Stock Vested in 2014
2014 SARs and Option Exercises - The following table provides information for the named executive officers regarding SARs and stock option exercises during 2014, including the number of shares acquired upon exercise and the value realized.
2014 SARS AND OPTION EXERCISES

Name	Option and SARs Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting[1]	Value Realized on Vesting[1]
Greig Woodring[2]	49,492	$1,809,816	---	---
Jack Lay	---	---	---	---
Paul Schuster[2]	27,765	$1,178,500	---	---
Donna Kinnaird	---	---	---	---
Allan O'Bryant	---	---	---	---

1.
Since the relative return on equity measure is dependent upon public availability of financial results from our peer companies, our performance for the relative return on equity metric will not be approved by the Compensation Committee until late April 2015, after the filing of this Proxy Statement. The settlement of PCS awards for the 2012-2014 performance period will not be made until May 2015, so this information is not currently available.

2.
Mr. Woodring exercised 29,492 options on February 18, 2014 with an average market value for the shares of $74.63, 19,627 options on August 26, 2014 with an average market value for the shares $82.64 and 373 options on August 27, 2014 with an average market value for the shares of $82.50. Mr. Schuster exercised 27,765 options on October 31, 2014 with an average market value for the shares of $83.84.

2011-2013 Performance Contingent Share Payout - Since the calculation of the Relative ROE measure is dependent upon public availability of financial results from our peer companies, the payout results for the 2011-2013 PCS grants were not determined until April 2014 and payments were not made until May 2014, after the 2014 Proxy Statement was published. Therefore, we are disclosing information regarding that PCS payout in the following table:

2011-2013 PERFORMANCE CONTINGENT SHARE PAYOUT

Name	Percentage Payout	Number of Shares Acquired on Payout	Value Realized on Payout

Greig Woodring	52.9%	7,975	$618,860
Jack Lay	52.9%	2,924	$226,902
Paul Schuster	52.9%	2,924	$226,902
Donna Kinnaird	---	---	---
Allan O'Bryant	52.9%	1,949	$151,242
2012-2014 Performance Contingent Share Payout - Since the calculation of the relative return on equity measure is dependent upon public availability of financial results from our peer companies, our performance for the relative return on equity metric for the 2012-2014 PCS grants will not be determined until late April 2015 and payments will not be made until May 2015, after the filing of this Proxy Statement. These payments will be fully disclosed in our 2016 Proxy Statement.

Pension Benefits in 2014
RETIREMENT PLAN ACCUMULATED BENEFITS

Name	Plan Names	Years of Service Credited	Present Value of Accumulated Benefit[1]	Payments During Last Fiscal Year
Greig Woodring	Performance Pension Plan	35	$1,243,643	---
	Augmented Benefit Plan	35	$10,758,080	---
	Supplemental Plan[2]	35	$491,921	---
Jack Lay	Performance Pension Plan	23	$577,023	---
	Augmented Benefit Plan	23	$2,109,351	---
Paul Schuster	Performance Pension Plan	23	$577,579	---
	Augmented Benefit Plan	23	$1,878,383	---
Donna Kinnaird	Performance Pension Plan	2	$56,184	---
	Augmented Benefit Plan	2	$141,877	---
Allan O'Bryant	Performance Pension Plan	4	$89,349	---
	Augmented Benefit Plan	4	$202,297	---

1.
The accumulated benefit for the U.S. plans is based on service and compensation (as described above) considered by the plans for the period through December 31, 2014. The present value has been calculated assuming the earliest retirement age at which the participant can elect an unreduced benefit. For additional discussion of the assumptions, see note 10 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2014, as filed with the SEC. As described in such note, the interest assumption is 3.75%.

2.
Until January 1, 1994, we also maintained an Executive Supplemental Retirement Plan (the "Supplemental Plan"), a nonqualified defined benefit plan pursuant to which eligible executive officers are entitled to receive additional retirement benefits. Benefits under the Supplemental Plan were frozen as of January 1, 1994. The frozen annual benefit payable upon retirement at age 65 is $3,060 for Mr. Woodring. Retirement benefits under the Supplemental Plan are payable at age 65 in the form of a 15-year certain life annuity, with no direct or indirect integration with Social Security benefits.

Nonqualified Deferred Compensation in 2014
2014 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY1	Registrant Contributions in Last FY2	Aggregate Earnings in Last FY3	Aggregate Withdrawals/ Distributions[4]	Aggregate Balance at Last FYE[5]
Greig Woodring	---	$55,258	$52,321	---	$1,114,647
Jack Lay	$31,078	$63,421	$93,815	$(18,446)	$1,536,883
Paul Schuster	---	$26,117	$23,910	---	$512,609
Donna Kinnaird	$39,573	$19,715	$1,508	---	$63,104
Allan O'Bryant	$383,548	$36,986	$75,879	---	$951,825

1.	The amounts in this column are also included in the Summary Compensation Table in the salary column (i.e., contributions to the EDSP).

2.
The amounts in this column reflect 2013 contributions credited to the participant’s account during 2014. For reasons related to the timing of the contributions, the amounts will not match the amounts in the Summary Compensation Table’s "All Other Compensation" column, which are contributions for 2014 credited in 2015. All amounts represent contributions in the Augmented Plan except for Mr. Lay – $45,301 and Mr. O'Bryant - $26,419.

3.
Reflects earnings credited to the participant’s account during 2014 in connection with the investment selections chosen from time to time by the participant. Mr. Woodring’s amounts represents earnings exclusively in the Augmented Plan. Amounts for Messrs. Lay, Schuster, O'Bryant and Ms. Kinnaird represent earnings in the Augmented and EDSP plans.

4.	The amount in this column represents the first installment of ten planned distributions to Mr. Lay from his EDSP account in compliance with IRS regulations that govern non-qualified plans.

5.
The aggregate balance at last fiscal year-end column reflects the following amounts that were reported in the Summary Compensation Table in previous years: Mr. Woodring – $1,007,068; Mr. Lay – $1,367,015; Mr. Schuster – $462,582; Ms. Kinnaird - $2,308; Mr. O’Bryant – $455,412.

OTHER EXECUTIVE COMPENSATION MATTERS
Additional Compensation Disclosures
No Employment or Severance Agreements. We do not have employment, severance or change-in-control agreements with any of our named executive officers.
Perquisites. We do not provide personal-benefit perquisites to our named executive officers or their families, such as airplanes, cars or apartments, and we do not reimburse executive officers or any of our employees for personal-benefit perquisites such as club dues or other social memberships. In some countries outside North America, it is our practice to provide remuneration and benefit packages that are competitive against the local or regional market to senior leaders, such as housing, club and car allowances. Executive officers and other employees may seek reimbursement for business-related expenses in accordance with our business expense reimbursement policy.
Compensation Recovery. Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup those improper payments from our Chief Executive Officer and Chief Financial Officer.
Additionally, our Executive Incentive Recoupment Policy permits the Company to recoup all or a portion of incentive awards paid to certain executives upon the occurrence of certain recoupment events. Such events include: (i) a financial restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws; (ii) receiving an incentive award based on materially inaccurate financial statements or any other materially inaccurate performance; (iii) causing injury to the interests or business reputation of the Company or of a business unit; and (iv) a material violation of the Company’s Principles of Ethical Business Conduct. The Company can recoup incentive awards for up to four years following the payment of an award. The policy applies to an identified group of current or former officers and employees of the Company, as determined by the Board or the Compensation Committee from time to time based on position, responsibility, level, title, business unit and/or compensation. The Compensation Committee has express authority to interpret and administer the policy and to make all determinations with respect to the policy in its sole discretion.
Deductibility of Compensation. The goal of the Compensation Committee is to comply with the requirements of Internal Revenue Code Section 162(m), to the extent deemed practicable, with respect to annual and long-term incentive programs to avoid losing the deduction for non-performance based compensation in excess of $1,000,000 paid to our Chief Executive Officer and the three other most highly-compensated employees (other than the Chief Executive Officer and Chief Financial Officer), subject to any restrictions under the Code or any guidance issued by the Internal Revenue Service applicable to the tax year at issue. We generally structure our performance-based compensation plans with the objective that amounts paid under those plans and arrangements are tax deductible, including having the possible performance goals approved by the shareholders.

Termination or Change of Control Payments

As described above, the named executive officers do not have employment, severance or change of control agreements with the Company. The information below describes and quantifies certain compensation that may or will become payable under existing plans and agreements if the named executive officer’s employment had terminated on or by December 31, 2014, due to a change of control, disability or death, given the executive’s compensation and service levels as of such date and, where applicable, based on the Company's closing stock price on December 31, 2014 or actual date of disability, death, etc. These benefits are in addition to benefits available generally to salaried employees such as distributions under the 401(k) and pension plans, retiree medical benefits, disability benefits and accrued vacation pay.

Change of Control. Upon the occurrence of a change of control (as defined below), any unvested stock options or SARs granted before the date of that event could become exercisable if the Compensation Committee decided to maintain the named executive officer’s rights following a change in control. Our Flexible Stock Plan and stock option grant agreements provide that the Compensation Committee may accelerate the vesting periods or arrange for us to purchase the options so the named executive officer receives the value that he or she would have attained had the option been currently exercisable. In addition, our Flexible Stock Plan and PCS grant agreements provide that upon a change of control, as soon as practicable following the end of the applicable three-year performance period, we must deliver to the named executive officer the number of shares that coincides with the target award for each outstanding grant of PCS.
Disability or Death. If one of the named executive officers were to become disabled or die, any unvested stock options and SARs granted before the date of such event would immediately vest and become exercisable. In addition, he or she would receive a pro rata proportion of the shares of common stock that would have been issued under any award of PCS at the end of the three-year performance period. The pro rata proportion is determined based on the number of calendar months in the performance period during which he or she was employed, divided by 36 months (the total number of months in the three-year performance period).
Retirement. Upon the "retirement" (as defined below) of a named executive officer, unvested stock options and SARs do not accelerate but continue to vest in accordance with the vesting schedule and provisions specified in the respective option grant agreement(s). Upon retirement, the pro rata distribution provisions described above under "Disability or Death" apply to any PCS grants. Due to the number of factors that affect the nature, amount and timing of the vesting and exercise of stock options or SARs, or the actual award following a PCS performance period, the amounts paid to or received by the named executive officer may differ and are undeterminable until actually realized.
The named executive officers may participate in deferred compensation plans that permit deferral of certain compensation. They also participate in our defined contribution and defined benefit retirement plans. The last column of the table under "Nonqualified Deferred Compensation in Fiscal 2014" reports each named executive’s aggregate balance at December 31, 2014, under each nonqualified deferred compensation or defined contribution plan. The named executive officers are entitled to receive the amount in their deferred compensation account in the event of termination of employment or retirement. The table under "Pension Benefits in Fiscal 2014" describes the general terms of each pension plan in which the named executive officers participate, the years of credited service and the present value of each named executive officer’s accumulated pension benefit.
Definitions. "Change of Control" is defined in our Flexible Stock Plan and, for this discussion, means (i) the acquisition, without Board approval, of more than 20% of our outstanding common shares through a tender offer, exchange offer or otherwise, (ii) our liquidation or dissolution following a sale or other disposition of all or substantially all of our assets, (iii) a merger or consolidation involving us which results in us not being the surviving corporation, or (iv) a change in the majority of the members of our Board of Directors during any two-year period not approved by at least two-thirds of the directors who were members at the beginning of the two-year period.
"Retirement" is defined in the respective equity incentive grant agreements and means termination of employment status after the participant has attained a combination of age and years of service that equals at least sixty-five (65); provided that, the maximum number of years of service credited for purposes of this calculation shall be ten (10). Thus, named executive officers who have attained age 55 and have 10 years of service satisfy the definition and are eligible for the benefits described above associated with retirement. At December 31, 2014, the named executive officers who satisfied this requirement were Messrs. Woodring, Lay and Schuster.

The following table provides the value of equity awards that would accelerate and become exercisable or vested upon the occurrence of a change of control or if the named executive officer had become disabled or died as of December 31, 2014. The value calculations are based upon our stock price as of December 31, 2014 ($87.62), the last business day of the year, and in the case of options reflect the payment of the respective option exercise price.

VALUE OF EQUITY AWARDS UPON CHANGE OF CONTROL

Name	Change of Control		Disability or Death
	Options/SARs	PCS (full award at target)	Options/SARs	PCS (pro rata)
Greig Woodring	$916,197	$4,309,724	$916,197	$1,422,209
Jack Lay	$242,704	$994,254	$242,704	$328,104
Paul Schuster	$237,242	$965,303	$237,242	$318,550
Donna Kinnaird	$167,525	$731,525	$167,525	$241,403
Allan O'Bryant	$159,304	$650,708	$159,304	$214,734

ITEM 2 – SHAREHOLDERS’ ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Act enables our shareholders to vote to approve, on an advisory basis (i.e., non-binding), the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K (including in the Compensation Discussion and Analysis section, compensation tables and accompanying narrative disclosures).
The Company has a "pay-for-performance" philosophy that forms the foundation of all decisions regarding compensation of the named executive officers. This compensation philosophy, and the program structure approved by the Compensation Committee, is central to our ability to attract, retain and motivate individuals who can achieve superior financial results. Please refer to "Compensation Discussion and Analysis – Overview" for an overview of the compensation of the named executive officers.
A primary focus of the Compensation Committee is whether the Company’s executive compensation program serves the best interests of the Company’s shareholders. At the Company’s 2014 Annual Meeting, a significant majority (97.5% of votes cast on the proposal) of our shareholders approved the compensation program described in the proxy statement for that meeting. As part of its ongoing review of our executive compensation program, the Compensation Committee took the vote into consideration, along with an overall review of the compensation program, when making compensation decisions for 2015. The Compensation Committee determined that the Company’s executive compensation philosophy, objectives and elements continue to be appropriate.
We are asking our shareholders to approve the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the "Compensation Discussion & Analysis" and "Compensation Tables and Other Matters" discussions. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the policies and practices described in this Proxy Statement. This vote is advisory and therefore not binding on the Company, the Compensation Committee, or the Board of Directors. However, the Board and the Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will carefully consider those shareholders’ concerns when making future compensation decisions for the named executive officers and will evaluate whether any actions are necessary to address those concerns.

Vote Required
If a quorum is present, the vote required to approve this Item 2 is a majority of the common stock represented in person or by proxy at the Annual Meeting.

Recommendation of the Board of Directors
The Board of Directors recommends that shareholders vote FOR the proposal to approve the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables and narrative discussion.

AUDIT MATTERS

AUDIT COMMITTEE REPORT
The Audit Committee has reviewed and discussed our 2014 audited financial statements with executives. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed as required by auditing standards of the Public Company Accounting Oversight Board ("PCAOB"), SEC Rule 2-07 of Regulation S-X, Statement of Auditing Standards ("SAS") No. 114, "The Auditor’s Communication With Those Charged With Governance." The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB Rule 3526, and has discussed with those accountants their independence. Based on those reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC. This report is provided by the following independent directors, who comprise the Committee:
William Bartlett, Chairman
Arnoud Boot
John Danahy
Christine Detrick

ITEM 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
The third item to be acted upon at the Annual Meeting is the ratification of the appointment of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") as the Company’s independent auditor for the fiscal year ending December 31, 2015. The Audit Committee has appointed Deloitte subject to shareholder ratification. Deloitte has served as independent auditor of the Company since 2000. Its long term knowledge of the Company and its subsidiaries, combined with its insurance industry expertise, has enabled it to carry out its audits of the Company’s financial statements with effectiveness and efficiency.
In considering Deloitte’s appointment, the Audit Committee reviewed the firm’s qualifications and competencies, including the following factors:

•	Deloitte’s status as a registered public accounting firm with the PCAOB, as required by Sarbanes-Oxley and the Rules of the PCAOB;

•	Deloitte’s independence and its processes for maintaining its independence;

•	the results of the independent review of the firm’s quality control system;

•	the key members of the engagement team for the audit of the Company’s financial statements;

•	Deloitte’s approach to resolving significant accounting and auditing matters including consultation with the firm’s national office; and

•	Deloitte’s reputation for integrity and competence in the fields of accounting and auditing.
The Audit Committee assures the regular rotation of the audit engagement team partners as required by law. The Audit Committee approves Deloitte’s audit and non-audit services in advance as required under Sarbanes-Oxley and SEC rules. Under procedures adopted by the Audit Committee, the Audit Committee reviews, on an annual basis, a schedule of particular audit services that the Company expects to be performed and an estimated amount of fees for each particular audit service. The Audit Committee also reviews a schedule of audit-related, tax and other permitted non-audit services that the Company may engage the independent auditor to perform and an estimated amount of fees for each of those services.
All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee has adopted a Pre-Approval Policy which provides for pre-approval of audit, audit-related and tax services on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.
Representatives of Deloitte will attend the 2015 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and they will be available to respond to appropriate questions.
The aggregate fees billed to us for the years ending December 31, 2014 and 2013 by Deloitte are set forth below. These fees have been approved by the Company’s Audit Committee in accordance with its Pre-Approval Policy.
AUDITOR FEES

Fee	Fiscal Year
	2014	2013
Audit Fees[1]	$7,424,899	$6,012,545
Audit Related Fees[2]	430,527	263,490
Total audit and audit-related fees	7,855,426	6,276,035
Tax Fees[3]	210,827	154,500
Other[4]	166,850	25,000
Total Fees	$8,233,103	$6,455,535

1.	Includes fees for the audit of our Company’s and its subsidiaries’ annual financial statements, reviews of our quarterly financial statements and Sarbanes-Oxley Section 404 attestation.

2.
Includes fees for services rendered by Deloitte for matters such as assistance with internal control reporting requirements, certain accounting consultations on potential acquisition and reinsurance transactions and services associated with SEC registration statements, periodic reports and securities offerings.

3.	Includes fees for tax services rendered by Deloitte such as consultation related to tax planning and compliance.

4.	Includes fees for other types of permitted services rendered by Deloitte for matters such as non-attest related assessments in 2014, and for professional facilitation services in 2013.

Vote Required
If a quorum is present, the vote required to approve this Item 3 is a majority of the common stock represented in person or by proxy at the Annual Meeting.

Recommendation of the Board of Directors
The Board of Directors has approved the proposal regarding the appointment of Deloitte and recommends that shareholders vote FOR the proposal.

STOCK OWNERSHIP

SECURITIES OWNERSHIP OF DIRECTORS, MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table sets forth, as of December 31, 2014, certain information with respect to: (1) each person known by us to be the beneficial owner of 5% or more of our outstanding common stock, and (2) the ownership of common stock by (i) each of our directors and nominees, (ii) each of our named executive officers, and (iii) all directors, nominees and executive officers as a group.
BENEFICIAL OWNERSHIP AS OF DECEMBER 31, 2014

Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Percent of Class[2]
Significant Shareholders
Blackrock, Inc. 40 East 52nd Street New York, NY	4,784,585[3]	7.00%
FMR/Johnson 82 Devonshire Street Boston, MA 02109	4,729,452[4]	6.88%
Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	4,239,839[5]	6.23%
Directors, Nominees and Named Executive Officers:
Non-Employee Directors
William Bartlett	14,800	*
Arnoud Boot	6,200	*
John Danahy	12,300[6]	*
Christine Detrick	1,725	*
Cliff Eason	15,825	*
Alan Henderson	22,296[7]	*
Joyce Phillips	1,725	*
Frederick Sievert	15,925	*
Stanley Tulin	5,175	*
Named Executive Officers
Greig Woodring	459,829[8]	*
Jack Lay	135,381[9]	*
Paul Schuster	84,166[10]	*
Donna Kinnaird	16,228[11]	*
Allan O'Bryant	31,146[12]	*
All directors and executive officers as a group (19 persons)	1,167,570[13]	1.69%
*Less than 1%.

1.
For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock that such person has the right to acquire within 60 days. For computing the percentage of the class of securities held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days (as well as the shares of common stock underlying fully vested stock options or SARs) are deemed to be outstanding for the purposes of computing the percentage ownership of such person or group but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person or group. No director, nominee or named executive officer owns more than 1% of our outstanding common stock.

2.	Unless otherwise indicated, each named person has sole voting and investment power over the shares listed as beneficially owned and none of the shares listed are pledged as security.

3.	As reported on Schedule 13G/A filed January 29, 2015, Blackrock, Inc. and its subsidiaries have sole voting and dispositive power over all the beneficially owned shares.

4.
As reported on a Schedule 13G/A filed February 13, 2015, FMR LLC is a holding company for Fidelity Management & Research Company, a registered investment advisor ("Fidelity") and its shares are held directly and through certain direct and indirect wholly-owned subsidiaries. FMR LLC has the sole power to vote or direct the vote over 1,258,998 shares. Neither Edward C. Johnson III, Chairman of FMR LLC, nor Abigail P. Johnson, Chief Executive Officer and President of FMR LLC nor FMR LLC has sole power to vote or direct the voting of the shares owned directly by various Fidelity Funds, which power resides with the Funds’ Board of Trustees. Member of the family of Edward C. Johnson, 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of the Series B voting shares of FMR LLC, representing 49% of the voting power of FMR LLC.

5.	As reported on Schedule 13G/A filed February 10, 2015, The Vanguard Group shares dispositive voting power of 39,936 shares with Vanguard Fiduciary Trust Company, its wholly-owned subsidiary.

6.	Includes for Mr. Danahy 6,354 shares owned by John F. Danahy 2012 Grantor Retained Annuity Trust, of which Mr. Danahy is trustee.

7.	Includes for Mr. Henderson 3,000 shares owned by Bess L. Henderson Trust, of which Mr. Henderson is trustee and primary beneficiary.

8.	Includes for Mr. Woodring 296,160 shares of common stock subject to stock options and/or SARs that are exercisable within 60 days.

9.
Includes for Mr. Lay 98,445 shares of common stock subject to stock options and/or SARs that are exercisable within 60 days. Mr. Lay shares voting and investment power for all of the shares with his spouse.

10.
Includes for Mr. Schuster 48,438 shares of common stock subject to stock options and/or SARs that are exercisable within 60 days. Mr. Schuster shares voting and investment power with his spouse for 22,238 shares.

11.	Includes for Ms. Kinnaird 16,228 shares of common stock subject to stock options and/or SARs that are exercisable within 60 days.

12.	Includes for Mr. O'Bryant 23,231 shares of common stock subject to stock options and/or SARs that are exercisable within 60 days.

13.	Includes a total of 730,932 shares of common stock subject to stock options and/or SARs that are exercisable within 60 days.
EXECUTIVE STOCK OWNERSHIP GUIDELINES
In order to further align the interests of our management and our shareholders, our executive stock ownership guidelines provide that our senior executives should hold a specified number of shares of Company stock as follows: our Chief Executive Officer (77,000 shares); Senior Executive Vice Presidents (21,000 – 35,000 shares); and Executive Vice Presidents and Senior Vice Presidents (5,000 – 21,000 shares, depending on level of position). The number of shares includes only those shares of common stock that are directly or beneficially owned by the executive. Executives who are subject to the guidelines must retain the net shares (net of applicable taxes for PCS and, for SARs and stock options, the net of exercise cost and taxes) from any SARs/stock option exercise or award of PCS until they satisfy the applicable stock ownership requirement.
As of December 31, 2014, Messrs. Woodring, Lay and Schuster have met the stock ownership requirements through holdings of shares of our common stock. Ms. Kinnaird and Mr. O’Bryant have not been employed by the Company for enough years to reasonably expect attainment of their stock ownership goals.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Directors, executive officers and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file.
Based solely on our review of the copies of such forms we have received or that were filed with the SEC, or written representations from certain reporting persons, we believe that all our directors, executive officers and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during 2014.

ADDITIONAL INFORMATION

VOTING

Each share of common stock outstanding at the close of business on the record date is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on. Under Missouri corporate law, the approval of any action taken at the annual meeting is based on votes cast. If a quorum is present, the votes necessary to approve all proposals or to act on any other matters properly brought before the meeting, are the affirmative votes of the holders of a majority of the shares of our common stock entitled to vote which are present in person or represented by proxy at the 2015 Annual Meeting.

Shareholder approval occurs if the votes cast in favor of the proposal exceed the votes cast against the proposal. "Votes cast" on these proposals means votes "for" or "against" a particular proposal. Abstentions and broker non-votes are not considered votes cast on these proposals and therefore have no effect on the outcome of these proposals. In uncontested elections, directors are elected by a majority of votes cast. Shares represented by proxies which are marked or voted "withhold authority" with respect to the election of any one or more nominees for election as Directors, proxies which are marked or voted "abstain" on the proposal to approve the Company’s executive compensation or the proposal to ratify the appointment the Company’s independent auditor, and proxies which are marked or voted to deny discretionary authority on any other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees, against the proposal to approve the Company’s executive compensation, against the proposal to ratify the appointment of the Company’s independent auditor and against any such other matters, respectively.

If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter and thus will have no effect on the outcome of the vote with regard to such matters. Please note that brokers cannot vote uninstructed shares on your behalf in director elections or with regard to executive compensation matters. For your vote to be counted, you must submit your voting instruction form to your broker.
We know of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies. Voting results will be disclosed in our Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or if your household currently receives multiple copies and would like to participate in householding in the future, please notify your broker.

USE OF NON-GAAP FINANCIAL MEASURES

The Company uses a non-GAAP financial measure called operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under the Company’s management incentive programs. Management believes that operating income, on a pre-tax and after-tax basis, better measures the ongoing profitability and underlying trends of the company’s continuing operations, primarily because that measure excludes substantially all of the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment, and are not necessarily indicative of the performance of the company’s underlying businesses. Additionally, operating income excludes any net gain or loss from discontinued operations, the cumulative effect of any accounting changes, and other items that management believes are not indicative of the company’s ongoing operations. The definition of operating income can vary by company and is not considered a substitute for GAAP net income. Reconciliations to GAAP net income are provided in the following tables.

Book value per share outstanding before impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.

Operating return on equity is a non-GAAP financial measure calculated as operating income divided by average shareholders’ equity excluding AOCI.

Reinsurance Group of America, Incorporated and Subsidiaries
Reconciliation of Consolidated Net Income to Operating Income
(Dollars in thousands)
(Unaudited)
	Twelve Months Ended December 31
	2014	2013	2012
GAAP net income	$684,047	$418,837	$631,893
Reconciliation to operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	(64,625)	103,495	(21,418)
Capital (gains) losses on funds withheld:
Included in investment income	(8,590)	(8,345)	(11,134)
Included in policy acquisition costs and other insurance expenses	—	—	350
Embedded derivatives:
Included in investment related (gains) losses, net	(44,941)	(137,948)	(142,754)
Included in interest credited	(274)	(51,330)	29,314
DAC offset, net	72,721	63,966	30,131
Non-investment derivatives	(289)	—	—
Gain on repurchase of collateral finance facility securities	—	(30,229)	—
Operating income	$638,049	$358,446	$516,382
	Twelve Months Ended December 31
	2014	2013	2012
Diluted earnings per share from operating income	$9.12	$4.95	$6.96
Earnings per share from net income:
Basic earnings per share	$9.88	$5.82	$8.57
Diluted earnings per share	$9.78	$5.78	$8.52
Weighted average number of common and common
equivalent shares outstanding	69,962	72,461	74,153
	At December 31
	2014	2013	2012
Treasury shares	10,365	8,370	5,211
Common shares outstanding	68,773	70,768	73,927
Book value per share outstanding	$102.13	$83.87	$93.47
Book value per share outstanding, before impact of AOCI	$78.03	$69.66	$64.95

REINSURANCE GROUP OF AMERICA, INCORPORATED
16600 SWINGLEY RIDGE ROAD
CHESTERFIELD, MO 63017-1706
ATTN: WILLIAM L. HUTTON

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M90031-P60823

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

REINSURANCE GROUP OF AMERICA, INCORPORATED

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

Nominees:

01) Frederick J. Sievert
02) Stanley B. Tulin
03) A. Greig Woodring

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐
3. Ratify the appointment of Deloitte & Touche LLP as the Company's independent auditor for the fiscal year ending December 31, 2015.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M90032-P60823

REINSURANCE GROUP OF AMERICA, INCORPORATED
Annual Meeting of Shareholders
May 20, 2015, 2:00 p.m. (CDT)
This proxy is solicited by the Board of Directors

The undersigned does hereby appoint Jack B. Lay, John W. Hayden and William L. Hutton, or any of them, the true and lawful attorneys-in-fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of the Shareholders of REINSURANCE GROUP OF AMERICA, INCORPORATED to be held May 20, 2015, commencing at 2:00 p.m., St. Louis time, at the Company's headquarters at 16600 Swingley Ridge Road, Chesterfield, Missouri 63017, and at any and all adjournments or postponements of said meeting, and to vote all the shares of Common Stock of the Company standing on the books of the Company in the name of the undersigned as specified and in their discretion of such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

RGA®

Reinsurance Group of America, Incorporated®
16600 Swingley Ridge Road
Chesterfield, Missouri 63017-1706 U.S.A.

www.rgare.com